Filed pursuant to Rule 424(b)(3) Registration Nos. 333-106497 333-106497-01 333-106497-02

SUPPLEMENT DATED JANUARY 2, 2004

(To Prospectus Supplement and Consent Solicitation Statement dated November 18, 2003)

(To Prospectus dated November 17, 2003)

SOLICITATION OF CONSENTS BY

TRANSAMERICA FINANCE

CORPORATION

RELATING TO ITS

ZERO COUPON DEBENTURES DUE SEPTEMBER 1, 2007 (CUSIP NO. 893502 AM 6)

AEGON N.V.

(a Netherlands public company with limited liability)

GUARANTEES

This Supplement relates to the Prospectus Supplement and Consent Solicitation Statement dated November 18, 2003 and the related Prospectus dated November 17, 2003 (the “Prospectus Supplement and Consent Solicitation Statement”) and supplements certain information contained therein. This Supplement should be read in conjunction with the Prospectus Supplement and the Consent Solicitation Statement. Capitalized terms used in this Supplement have the meanings assigned to them in the Prospectus Supplement and Consent Solicitation Statement unless otherwise defined herein.

This Supplement relates solely to the Zero Coupon Debentures due September 1, 2007 (the “Debentures”). The requisite number of consents have been submitted by holders of the other series of debt securities subject to the consent solicitation (which consents are irrevocable) and Transamerica Finance Corporation (“Transamerica Finance”) has certified those consents to the applicable indenture trustee.

HOLDERS OF DEBENTURES WHO HAVE PREVIOUSLY SUBMITTED CONSENTS AND HAVE NOT REVOKED SUCH CONSENTS DO NOT NEED TO TAKE ANY FURTHER ACTION IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSENT FEE DESCRIBED BELOW.

Extension of the Consent Solicitation Period

The expiration date of the consent solicitation has been extended until 5:00 p.m., New York City time, on January 9, 2004, unless Transamerica Finance extends the consent solicitation further (such date, as extended, if applicable, the “Expiration Date”).

Reason for the Consent Solicitation

Transamerica Finance is requesting your consent to certain amendments and waivers to the indenture under which the Debentures were issued. These amendments and waivers are required to provide Transamerica Finance and AEGON N.V. (“AEGON”), the indirect parent company of Transamerica Finance, with the necessary flexibility to reorganize or divest the businesses of Transamerica Finance as described in the Prospectus Supplement and Consent Solicitation Statement.

Consideration for Consents

Guarantees

In return for your consent, and subject to the receipt of the requisite consents and satisfaction of other conditions to the effectiveness of the guarantees, AEGON is offering to fully and unconditionally guarantee the Debentures, as described in the Prospectus Supplement and the Consent Solicitation Statement. The guarantee of the Debentures will rank equal in right of payment with AEGON’s unsecured and unsubordinated obligations (other than obligations that by mandatory operation of law would be given priority in a dissolution of AEGON). AEGON’s senior, unsecured debt is currently more highly rated than the Debentures. See “Summary—Ranking” and “Summary—Ratings” in the Prospectus Supplement and Consent Solicitation Statement on page S-6.

Consent Fee

As further consideration for your consent, Transamerica Finance has modified the terms of the consent solicitation to provide that each consenting holder of Debentures will receive from Transamerica Finance a consent fee of $12.50 per $1,000 of principal amount at stated maturity of Debentures in respect of which a valid consent is submitted and not revoked (the “Consent Fee”).

Such Consent Fee will only be payable if consents to the proposed amendments and waivers have been validly submitted and not subsequently revoked prior to the Expiration Date by the registered holders of the requisite principal amount of Debentures, and the other conditions to the issuance of the Guarantee relating to the Debentures, as described in the Prospectus Supplement and Consent Solicitation Statement, are satisfied or waived. Transamerica Finance will promptly pay, after such Expiration Date and after the issuance of the related Guarantee by AEGON, the Consent Fee to each holder of Debentures as of the Record Date who has validly submitted and not subsequently revoked a consent prior to the Expiration Date. No accrued interest will be paid on the Consent Fee.

Notwithstanding any subsequent transfer of its Debentures, any holder of Debentures as of the Record Date whose properly executed consents have been received (and not revoked) prior to the Expiration Date will be eligible to receive the Consent Fee payable in respect of such Debentures. Holders of Debentures, as of the Record Date, who either do not deliver consents or deliver consents after the Expiration Date will not be entitled to receive the Consent Fee, even though the supplemental indentures related thereto, if executed, will be binding on such holders. Holders of Debentures who have previously submitted letters of consent indicating that they do

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not consent to the proposed amendments and waivers may still consent and become eligible to receive the Consent Fee by submitting a new letter of consent indicating that such holder consents, in accordance with the procedures set forth in the Prospectus Supplement and Consent Solicitation Statement. A beneficial owner of Debentures who is not the registered holder must arrange with the registered holder to submit a consent as described in the Prospectus Supplement and Consent Solicitation Statement. See “The Consent Solicitation—Consent Procedures” in the Prospectus Supplement and Consent Solicitation Statement on page S-22.

Fees to Soliciting Dealers

Transamerica Finance has also modified the terms of the consent solicitation to increase the soliciting dealer fee payable to Soliciting Dealers to $20 per $1,000 of the Debentures in respect of the consents obtained from the holders of Debentures whose beneficial owners hold not more than $250,000 principal amount per series of Debentures, regardless of whether such consents were solicited prior to the date hereof. Subject to the foregoing, payment of such dealer fee to Soliciting Dealers remains subject to the same terms and conditions set forth in the Prospectus Supplement and Consent Solicitation Statement under the heading “The Consent Solicitation—Fees and Expenses” on page S-26.

Consequences to U.S. Holders that Receive the Consent Fee

This discussion is intended to supplement the discussion contained in the Prospectus Supplement and Consent Solicitation Statement under the heading “Certain Material U.S. Federal Income Tax Consequences” on page S-29, to the extent any U.S. Holder receives a Consent Fee. Transamerica Finance urges each U.S. Holder to consult his, her or its own tax advisors with regard to the consent solicitation (including the receipt of the Consent Fee) and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction, to his, her or its particular situation. This summary does not discuss any U.S. federal income, state, local or foreign tax consequences applicable to persons that are not U.S. Holders, including, without limitation, any withholding tax that may be imposed on the payment of the Consent Fee to such persons.

There is no authority directly on point concerning the U.S. federal income tax consequences of receipt of the Consent Fee. If, as Transamerica Finance believes, the payment of the Consent Fee does not result in a significant modification of the Debentures and no deemed exchange of the Debentures for a new debt instrument occurs for U.S. federal income tax purposes, the Consent Fee should constitute a fee for consenting to the proposed amendments and waivers and a U.S. Holder will be required to recognize ordinary income in an amount equal to the Consent Fee at the time such Consent Fee accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes and such U.S. Holder will have the same adjusted tax basis and holding period in the Debentures after the receipt of the Consent Fee that the U.S. Holder had in such Debentures immediately prior to such receipt. Transamerica Finance intends for U.S. federal income tax purposes to report the payment of the Consent Fee in a manner that is consistent with the immediately preceding sentence.

Alternatively, the Consent Fee could be treated as a modification of the yield on the Debentures. Under applicable U.S. Treasury regulations, a modification of a debt instrument

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will be treated as a deemed exchange upon which gain or loss is recognized for U.S. federal income tax purposes if the receipt of the Consent Fee results in a “significant modification” of the Debentures. The Treasury regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. Transamerica Finance believes that the receipt of the Consent Fee should not change the yield of the Debentures by more than the foregoing amount. However, no assurances are being provided in that regard and U.S. Holders should consult their own tax advisors to make this determination. If on the other hand the payment of the Consent Fee is treated as resulting in a significant modification of the Debentures and a deemed exchange of Debentures for a new debt instrument, a U.S. Holder would treat the Consent Fee as additional taxable consideration received in a taxable exchange as discussed in the Prospectus Supplement and Consent Solicitation Statement, or alternatively, the Consent Fee could be treated as a reduction of the issue price of the new debt instruments thereby, increasing the amount of original issue discount on such new debt instrument.

A U.S. Holder who delivers his, her or its consent will be subject to information reporting requirements. Such U.S. Holder may also be subject to backup withholding on the Consent Fee received unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number (“TIN”), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules may be allowed as a credit against such U.S. Holder’s U.S. Federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service (“IRS”).

To prevent backup withholding, a U.S. Holder (other than certain exempt recipients) must provide his, her or its correct TIN by completing a copy of a Form W-9 (unless such U.S. Holder has previously provided a Form W-9), certifying (under penalties of perjury) that the TIN (which, in the case of a U.S. Holder who is an individual is such individual’s social security number) provided is correct and that either (i) the U.S. Holder has not been notified by the IRS that he, she or it is subject to backup withholding as a result of a failure to report all interests or dividends, or (ii) the IRS has notified the U.S. Holder that he, she or it is no longer subject to backup withholding. If the Debentures are in more than one name or are not in the name of the actual owner, consult the instructions to the Form W-9 for information on which TIN to report.

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PROSPECTUS SUPPLEMENT AND CONSENT SOLICITATION STATEMENT

(To Prospectus dated November 17, 2003)

SOLICITATION OF CONSENTS BY

TRANSAMERICA FINANCE CORPORATION

RELATING TO ITS

7.50% SENIOR NOTES DUE MARCH 15, 2004 (CUSIP NO. 893502 BQ 6)

ZERO COUPON DEBENTURES DUE SEPTEMBER 1, 2007 (CUSIP NO. 893502 AM 6)

6.40% SENIOR NOTES DUE SEPTEMBER 15, 2008 (CUSIP NO. 893502 CX 0)

ZERO COUPON DEBENTURES DUE MARCH 1, 2010 (CUSIP NO. 893502 AN 4)

6½% DEBENTURES DUE MARCH 15, 2011 (CUSIP NO. 893502 AH 7)

ZERO COUPON DEBENTURES DUE SEPTEMBER 1, 2012 (CUSIP NO. 893502 AP 9)

MEDIUM TERM NOTES, SERIES E (CUSIP NOS.89350L GM 8, 89350L GP 1, 89350L GR 7, 89350L GS 5)

MEDIUM TERM NOTES, SERIES F (CUSIP NOS.89350L HY 1, 89350L JA 1, 89350L JC 7, 89350L JE 3, 89350L JK 9, 89350L JN 3, 89350L JR 4, 89350L HU 9, 89350L HX 3, 89350L JB 9)

AEGON N.V.

(a Netherlands public company with limited liability)

GUARANTEES

Transamerica Finance Corporation requests that you, as a registered holder of one or more of its debt securities listed above, consent to amend certain of the terms of your debt securities and waive certain of your rights under those debt securities. In exchange for your consent, Transamerica Finance Corporation’s parent company, AEGON N.V., hereby offers to guarantee fully and unconditionally your debt securities on the terms and subject to the conditions described in this prospectus supplement and consent solicitation statement. The debt securities of Transamerica Finance Corporation that are subject to this consent solicitation and offer are referred to in this prospectus supplement and consent solicitation statement as “TFC Notes.” If Transamerica Finance Corporation receives the requisite consents as summarized below and described in this prospectus supplement and consent solicitation statement, then AEGON N.V. will issue its guarantees of TFC Notes. The guarantees will rank equal in right of payment with all of AEGON N.V.’s existing and future unsubordinated, unsecured indebtedness.

Guarantees will be provided with respect to all of the series of TFC Notes issued under an indenture only if consents to the proposed amendments and waivers have been validly submitted and not subsequently revoked by the registered holders of the requisite principal amount of each series of TFC Notes issued under that indenture at 5:00 p.m., New York City time, on November 13, 2003, which is the record date for the consent solicitation. If consents to the proposed amendments and waivers have been validly submitted by the registered holders of the requisite principal amount of all of the series of TFC Notes and have not been subsequently revoked prior to the expiration of the consent solicitation, Transamerica Finance Corporation intends to effect the proposed amendments and waivers and AEGON N.V. intends to issue its guarantees with respect to all of the series of TFC Notes promptly after expiration of the consent solicitation. If consents to the proposed amendments and waivers have been validly submitted by the registered holders of the requisite principal amount of all of the series of TFC Notes issued under one or more (but not all) of the indentures and have not been subsequently revoked prior to the expiration of the consent solicitation, Transamerica Finance Corporation may effect the proposed amendments and waivers with respect to any of such indentures, provided that AEGON N.V. issues a guarantee with respect to all of the series of TFC Notes issued under that indenture. Such amendments and waivers will be binding on each holder of TFC Notes, regardless of whether or not that holder delivered its consent. Therefore, the terms of your TFC Notes may be affected even if you do not consent. See “The Consent Solicitation,” beginning on page S-20.

If consents to the proposed amendments and waivers have been validly submitted and not subsequently revoked prior to the Expiration Date by the registered holders of the requisite principal amount of each series of TFC Notes issued under any indenture, then Transamerica Finance Corporation will pay to the dealers soliciting such consents, if any, a dealer fee of $2.50 per $1,000 of TFC Notes whose beneficial owners hold not more than $250,000 principal amount per series of TFC Notes, as described in “The Consent Solicitation — Fees and Expenses” beginning on page S-26.

The consent solicitation will expire at 5:00 p.m., New York City Time, on December 17, 2003, unless extended. You may revoke any tendered consents prior to the expiration of the consent solicitation only in the manner described in this prospectus supplement and consent solicitation statement. The consent solicitation and offer of the guarantees is described in detail in this prospectus supplement and consent solicitation statement, and we urge you to read it carefully, including the “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and consent solicitation statement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Solicitation Agent for the Consent Solicitation is:

UBS Investment Bank

November 18, 2003

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained in this prospectus supplement and consent solicitation statement and the accompanying prospectus, and no one is authorized to provide you with information that is different from that contained in these documents. To understand the terms of the consent solicitation and the guarantees offered hereby, you should carefully read this prospectus supplement and consent solicitation statement and the accompanying prospectus. For more information, please see “Where You Can Find More Information About Us” beginning on page 5 of the accompanying prospectus.

AEGON N.V. is offering the guarantees and Transamerica Finance Corporation is soliciting consents with respect to TFC Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and consent solicitation statement is accurate only as of its date regardless of the time of delivery of this prospectus supplement and consent solicitation statement or any grant of the guarantees.

In this prospectus supplement and consent solicitation statement, “AEGON” or “we,” “us,” “our” or comparable terms each refers to AEGON N.V. and any or all of our subsidiaries and joint ventures as the context requires, “AEGON USA” refers to AEGON USA, Inc., a wholly owned subsidiary of AEGON and “Transamerica Finance” refers to Transamerica Finance Corporation. References in this prospectus supplement and consent solicitation statement to “dollars” or “$” are to the U. S. dollar and references to “euros” or “EUR” are to the unified currency that was introduced in connection with the European Economic and Monetary Union in the Netherlands and the other participating member states of the European Union on January 1, 1999.

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SUMMARY

The following is a summary of the information that is included in this prospectus supplement and consent solicitation statement and is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and consent solicitation statement or the accompanying prospectus or incorporated by reference into this prospectus supplement and consent solicitation statement or the accompanying prospectus. As a result, this summary may not contain all the information that may be important to you. You should read the entire prospectus and reports incorporated by reference into this prospectus supplement and consent solicitation statement, before making an investment decision. In addition, you should carefully read the sections titled “Risk Factors” beginning on page S-9 and “Forward-Looking Statements” beginning on page S-16.

AEGON N.V.

With roots dating back 150 years, AEGON, through its member companies, which we collectively refer to as the AEGON Group, is a leading international insurance group with its headquarters in The Hague, the Netherlands. Our common shares are listed on the official segment of the stock market of Euronext Amsterdam, the principal market for our common shares, on which they trade under the symbol “AGN”. Our common shares are also listed on the New York Stock Exchange (NYSE) under the symbol “AEG” and on the Frankfurt, London and Tokyo stock exchanges as well as on the SWX Swiss Exchange. The AEGON Group has operations in the United States, the Netherlands, the United Kingdom and Canada. The AEGON Group is also present in Hungary, Spain, Taiwan, Luxembourg, Ireland, Germany, Belgium, Slovakia, Hong Kong and mainland China, and has a representative office in India. Crucial differences exist in local markets and for this reason the AEGON Group emphasizes a decentralized organization structure. Our operating companies, with local management and employees, market their own unique products using tailored distribution channels. AEGON faces intense competition from a large number of other issuers, as well as non-insurance financial services companies such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products.

Close to 90% of the AEGON Group’s core business is life insurance, pensions and related savings and investment products. The AEGON Group is also active in accident and health insurance, property and casualty insurance, and limited banking activities. AEGON’s headquarters are located at AEGONplein 50, P.O. Box 202, 2501 CE The Hague, the Netherlands (telephone 011-31-70-344-3210; internet: www.aegon.com).

Transamerica Finance Corporation

Transamerica Finance Corporation is a financial services organization that is headquartered in Rosemont, Illinois and conducts business primarily through its subsidiaries in commercial lending and intermodal leasing. Transamerica Finance is a wholly owned subsidiary of Transamerica Corporation, which is an indirect subsidiary of AEGON. In the normal course of its operations, Transamerica Finance has various transactions with AEGON and certain subsidiaries of AEGON.

Transamerica Finance’s principal assets are finance receivables (net of unearned finance charges and allowance for losses) and equipment held for lease, which combined totaled $7.4 billion at September 30, 2003 and $7.6 billion at December 31, 2002. In the second half of 2000, AEGON began providing all of Transamerica Finance’s long-term debt requirements. Prior to that time, Transamerica Finance offered publicly, from time to time, senior and subordinated debt securities. The most recent public debt issuance of $0.9 billion occurred in the first half of 2000. AEGON provided $1.3 billion in term debt to Transamerica Finance in 2002 and $1.1 billion in 2001. Transamerica Finance’s total debt was $5.6 billion at September 30, 2003 and $6.1 billion at December 31, 2002. The ratio of debt to tangible equity was 6.5:1 at December 31, 2002 and 2001. Tangible equity, for the purpose of this calculation, is defined as total equity less goodwill plus minority interest.

The Consent Solicitation and Guarantees

Transamerica Finance requests that you, as a registered holder of TFC Notes, consent to amend certain of the terms of the TFC Notes and waive certain of your rights under the TFC Notes. In exchange for your consent, Transamerica Finance’s ultimate parent company, AEGON, is offering to guarantee fully and unconditionally your debt securities on the terms and subject to the conditions described in this prospectus supplement and consent solicitation statement.

Reasons for the Consent Solicitation and Guarantees

Because of the dissimilarity between the operations of Transamerica Finance and AEGON’s operations, AEGON considers Transamerica Finance to be a non-core operation. On March 1, 2000, AEGON announced its intention to make opportunistic divestments of the businesses comprising Transamerica Finance. Subsequent to this announcement, however, AEGON announced that it would continue to operate Transamerica Finance’s business in light of general weakness in the commercial finance market. Over the last year, management has been concentrating Transamerica Finance’s business on market segments where there is a clear competency and strategic advantage in terms of market position. Since March 1, 2000, Transamerica Finance has sold or liquidated approximately $3.6 billion of its managed assets.

On August 5, 2003, Transamerica Finance, along with several of its affiliates including AEGON U.S. Corporation, a wholly owned subsidiary of AEGON, entered into an agreement with General Electric Capital Corporation, a subsidiary of the General Electric Company, to sell the majority of the businesses that make up Transamerica Finance’s commercial lending segment. The assets to be sold as at September 30, 2003 consist primarily of a portfolio of $8.3 billion of net finance receivables, including $2.7 billion of securitized distribution finance receivables, from the segment’s four primary businesses: distribution finance, equipment financial services, business capital and specialty finance. In addition to the assets sold, approximately $1.1 billion of liabilities, primarily consisting of third-party debt and accounts payable and other liabilities, will be assumed. Additionally, $0.3 billion of aircraft related assets, consisting of net finance receivables and equipment held for lease, are excluded from the sale. The businesses being sold, acquired in 1999 as part of AEGON’s acquisition of Transamerica Corporation, include approximately 1,700 employees and serve customers primarily in North America and Europe. Transamerica Finance intends to use the majority of the proceeds from the sale, approximately $5 billion, to retire debt other than TFC Notes, including a portion of the $2.6 billion of debt owed to AEGON. The sale is subject to regulatory approval and other customary closing conditions, as well as Transamerica Finance’s implementation of the proposed amendments and waivers described herein. The closing of the sale is expected to occur before year end 2003. Upon completion of the contemplated sale, and taking into account the recently completed sale of Transamerica Finance’s real estate information services operation, Transamerica Finance’s remaining businesses will consist primarily of its intermodal leasing operations. The sale is consistent with AEGON’s strategy to focus on its core business of life insurance, pensions and related investment products.

Transamerica Finance is requesting your consent to certain amendments and waivers to the indentures under which the TFC Notes were issued. Currently, as summarized below, the terms of the indentures underlying TFC Notes place certain restrictions on, among other items, Transamerica Finance’s ability to place certain liens on its assets and to divest certain assets. The proposed amendments and waivers will provide Transamerica Finance and AEGON with the necessary flexibility to continue to reorganize or divest the businesses that comprise Transamerica Finance as opportunities arise and market conditions allow.

In return for your consent to the proposed amendments and waivers and subject to the receipt of the requisite consents, as summarized below, AEGON is offering to fully and unconditionally guarantee TFC Notes as described in this prospectus supplement and consent solicitation statement. If the requisite consents are obtained in respect of each series of TFC Notes, and AEGON issues guarantees with respect to all series of TFC Notes, as described in this prospectus supplement and consent solicitation statement and accompanying prospectus, it is expected that Transamerica Finance will no longer file periodic reports pursuant to the Securities Exchange Act of 1934.

TFC Notes

The consent solicitation relates to all of the outstanding TFC Notes, which total $1,054,781,000 in aggregate principal amount. These debt securities were issued under the following three indentures:

An indenture dated as of March 15, 1981 between Transamerica Finance and U.S. Bank National Association (successor in interest to Continental Illinois National Bank and Trust Company of Chicago), as trustee, pursuant to which Transamerica Finance has issued senior debt securities. We refer to this indenture in this prospectus supplement and consent solicitation statement as the 1981 U.S. Bank Indenture.

Title of Security	Aggregate Principal Amount Outstanding	CUSIP No.
6 1/2% Debentures due March 15, 2011	$53,167,000	893502 AH 7

An indenture dated as of July 1, 1982 between Transamerica Finance and BNY Midwest Trust Company (successor in interest to Harris Trust and Savings Bank), as trustee, pursuant to which Transamerica Finance has issued senior debt securities. We refer to this indenture in this prospectus supplement and consent solicitation statement as the 1982 BNY Midwest Trust Company Indenture.

Title of Security	Aggregate Principal Amount Outstanding	CUSIP No.
Zero Coupon Debentures due September 1, 2007	$49,983,000	893502 AM 6
Zero Coupon Debentures due March 1, 2010	132,963,000	893502 AN 4
Zero Coupon Debentures due September 1, 2012	199,811,000	893502 AP 9

An indenture dated as of April 1, 1991 between Transamerica Finance and BNY Midwest Trust Company (successor in interest to Harris Trust and Savings Bank), as trustee, pursuant to which Transamerica Finance has issued senior debt securities. We refer to this indenture in this prospectus supplement and consent solicitation statement as the 1991 BNY Midwest Trust Company Indenture.

Title of Security(1)	Aggregate Principal Amount Outstanding	CUSIP No.
Medium Term Notes, Series E, due August 15, 2005	$20,000,000	89350L GM 8
Medium Term Notes, Series E, due August 25, 2005	10,000,000	89350L GP 1
Medium Term Notes, Series E, due December 6, 2010	15,000,000	89350L GR 7
Medium Term Notes, Series E, due December 6, 2010	10,000,000	89350L GS 5
Medium Term Notes, Series F, due January 27, 2004	15,000,000	89350L HY 1
Medium Term Notes, Series F, due January 28, 2004	21,425,000	89350L JA 1
Medium Term Notes, Series F, due February 2, 2004	10,500,000	89350L JC 7
Medium Term Notes, Series F, due February 4, 2004	15,000,000	89350L JE 3
Medium Term Notes, Series F, due February 12, 2004	20,000,000	89350L JK 9
Medium Term Notes, Series F, due March 25, 2004	25,500,000	89350L JN 3
Medium Term Notes, Series F, due May 14, 2004	100,000,000	89350L JR 4
Medium Term Notes, Series F, due January 14, 2009	10,000,000	89350L HU 9
Medium Term Notes, Series F, due January 26, 2009	10,000,000	89350L HX 3
Medium Term Notes, Series F, due January 28, 2009	10,500,000	89350L JB 9
7.50% Senior Notes due March 15, 2004	179,099,000	893502 BQ 6
6.40% Senior Notes due September 15, 2008	146,833,000	893502 CX 0

(1)	Pursuant to the terms of the 1991 BNY Midwest Trust Company Indenture, all of the Series E notes collectively comprise a single series of notes and all of the Series F notes collectively comprise a single series of notes.

In this prospectus supplement and consent solicitation statement, we refer to the debt securities issued pursuant to the 1981 U.S. Bank Indenture, the 1982 BNY Midwest Trust Company Indenture and the 1991 BNY Midwest Trust Company Indenture as TFC Notes. We refer to the 1981 U.S. Bank Indenture, the 1982 BNY Midwest Trust Company Indenture and the 1991 BNY Midwest Trust Company Indenture collectively as the TFC Indentures.

Summary Terms of the Consent Solicitation and Offer to Guarantee

Consent Solicitation	In accordance with the respective terms of each of the TFC Indentures, Transamerica Finance is seeking consents to the proposed amendments and waivers to the TFC Indentures from all registered holders of outstanding TFC Notes on the record date. Only these holders can consent to the proposed amendments and waivers.

Record Date	The record date is 5:00 p.m., New York City time, on November 13, 2003.

TFC Notes	The proposed amendments and waivers relate to each series of TFC Notes, as described above.

Proposed Amendments and Waivers	The proposed amendments and waivers would give Transamerica Finance greater flexibility under the TFC Indentures to incur liens on its assets and the assets of its subsidiaries, allow Transamerica Finance to sell its assets substantially as an entirety without having to comply with certain conditions and, with respect to the 1981 U.S. Bank Indenture, would remove limitations on Transamerica Finance’s ability to pay dividends. The proposed amendments include:

• amendments to remove the covenant regarding conditions to the consolidation, merger or conveyance or transfer of Transamerica Finance’s assets substantially as an entirety for each series of TFC Notes and to replace it with a covenant prohibiting the consolidation or merger of Transamerica Finance with a non-U.S. entity and prohibiting the conveyance or transfer of Transamerica Finance’s assets substantially as an entity to a non-U.S. entity that assumes Transamerica Finance’s obligations under the applicable TFC Indenture;

• amendments to remove the limitations on liens covenant for each series of TFC Notes; and

• an amendment to remove the limitations on dividends covenant with respect to the 6½% Debentures due March 15, 2011.

The proposed waivers include:

• waivers of future compliance with the limitations on liens covenant for each series of TFC Notes; and

• a waiver of future compliance with the limitations on dividends covenant in the 1981 U.S. Bank Indenture.

See “The Consent Solicitation” beginning on page S-20, “The Proposed Amendments and Waivers” beginning on page S-26 and Annexes A through C, which contain the text of the proposed amendments and waivers.

Guarantees Offered	AEGON will fully and unconditionally guarantee the due and punctual payment (and not merely the collection) of the principal of (premium, if any) and interest on TFC Notes, and all other obligations of Transamerica Finance under the TFC Indentures, when and as these payments become due and payable, whether at maturity, by acceleration, by call for redemption or otherwise, without any requirement that a holder of TFC Notes first proceed against Transamerica Finance.

AEGON will (1) agree that its obligations under the guarantees will be enforceable irrespective of any invalidity, irregularity or unenforceability of the guaranteed TFC Notes or the TFC Indentures and (2) waive any right to require proceeding against Transamerica Finance before its obligations under the guarantees shall become effective. The guarantees will continue in full force and effect until all obligations of Transamerica Finance in respect of TFC Notes have been satisfied.

AEGON will not receive any cash proceeds from the holders of TFC Notes from the issuance of the guarantees as described in this prospectus supplement and consent solicitation statement. AEGON may receive a guarantee fee from Transamerica Finance in connection with the issuance of the guarantees.

Ranking	TFC Notes comprise senior debt securities that are unsecured obligations of Transamerica Finance. The guarantees of the TFC Notes will constitute unsecured, unsubordinated obligations of AEGON and will rank equal in right of payment with all other unsecured and unsubordinated obligations of AEGON (other than obligations that by mandatory operation of law would be given priority in a dissolution of AEGON).

Ratings	The TFC Notes are currently rated “A3” by Moody’s Investors Service, “BBB+” by Standard & Poor’s Ratings Services and “A” by Fitch Ratings.

AEGON’s senior unsecured debt is rated “A2” by Moody’s and “A+” by Standard & Poor’s. On April 8, 2003, Standard and Poor’s lowered its rating on AEGON’s senior, unsecured debt from “AA-” to “A+”, with a stable outlook. On December 12, 2002, Moody’s lowered its rating on AEGON’s senior, unsecured debt from “Aa3” to “A2”, with a negative outlook.

Following the August 5, 2003 announcement of the transaction described above in “Reasons for the Consent Solicitation and Guarantees” beginning on page S-2, Moody’s placed the long-term debt ratings of Transamerica Finance on review for possible upgrade, Standard & Poor’s placed Transamerica Finance’s senior unsecured ratings on CreditWatch with positive implications, and Fitch placed Transamerica Finance’s senior debt on Rating Watch Positive. There can be no assurance, however, that Moody’s, Standard & Poor’s or Fitch will take any favorable action with respect to Transamerica Finance’s ratings. The ratings and outlook of Moody’s, Standard & Poor’s and Fitch with respect to the debt of Transamerica Finance and AEGON are not recommendations to buy, sell or hold TFC Notes or any other securities of Transamerica Finance or AEGON, and may be withdrawn or revised at any time at the discretion of the assigning agency.

Required Consents	Transamerica Finance is seeking validly submitted and unrevoked consents from the registered holders on the record date of each series of TFC Notes issued under each TFC Indenture as follows:

• with respect to TFC Notes issued under the 1981 U.S. Bank Indenture and the 1982 BNY Midwest Trust Company Indenture, at least 66 2/3% in aggregate principal amount of the notes outstanding in each series (or at least a majority in aggregate principal amount with respect to the proposed waivers only); and

• with respect to TFC Notes issued under the 1991 BNY Midwest Trust Company Indenture, a majority in aggregate principal amount of the notes outstanding in each series.

See “The Consent Solicitation” beginning on page S-20.

Expiration Date	The consent solicitation will expire at 5:00 p.m., New York City time, on December 17, 2003, unless Transamerica Finance extends the consent solicitation with respect to any series of TFC Notes. We refer to this date, as extended, if applicable, as the “Expiration Date.” See “The Consent Solicitation—Expiration Date; Extension of the Consent Solicitation Period; Amendment; Termination” beginning on page S-21.

Termination of the Consent Solicitation and the Offer to Guarantee

Transamerica Finance reserves the right to terminate, amend or modify the consent solicitation and the offering of the guarantees at any time, whether or not the requisite consents have been obtained. If the proposed amendments or waivers are effected with respect to any series of TFC Notes, however, a guarantee will be issued in respect of that series. See “The Consent Solicitation—Expiration Date; Extension of the Consent Solicitation Period; Amendment; Termination” beginning on page S-21.

Payment Provisions Unaffected	The maturity dates, payment provisions, interest rates, redemption provisions and other related provisions of TFC Notes will not be changed as a result of the proposed amendments or waivers.

Certain Material United States Federal Income Tax Considerations

The proposed amendments to and waivers with respect to the TFC Indentures, together with the issuance of the guarantees, should not constitute a taxable exchange for U.S. holders of TFC Notes. See “Certain Material U.S. Federal Income Tax Consequences” beginning on page S-29. For a description of material Dutch tax considerations see “Netherlands Taxation” beginning on page S-31.

Indenture Trustees	U.S. Bank National Association and BNY Midwest Trust Company are the trustees under the TFC Indentures.

Solicitation Fees and Expenses	The Solicitation Agent, the Information Agent and the Tabulation Agent will receive reasonable and customary compensation for their services. In addition, if the requisite consents with respect to each series of TFC Notes issued under any TFC Indenture are obtained, Transamerica Finance will pay a dealer fee to soliciting dealers with respect to such validly submitted and unrevoked consents by beneficial owners holding not more than $250,000 principal amount per series of TFC Notes, which dealer fee will be in the amount of $2.50 per $1,000 of TFC Notes. See “The Consent Solicitation—Fees and Expenses” beginning on page S-26.

Solicitation Agent	UBS Securities LLC is acting as Solicitation Agent in connection with the consent solicitation. Questions relating to the terms of the consent solicitation may be directed to UBS’s Liability Management Group at (203) 719-4210.

Information Agent	Georgeson Shareholder Communications, Inc. is acting as Information Agent in connection with the consent solicitation. Requests for assistance or additional copies of this prospectus supplement and consent solicitation statement or the accompanying letter of consent may be directed to the Information Agent. You can find the address and telephone number for the Information Agent on the back cover of this prospectus supplement and consent solicitation statement.

Tabulation Agent	Alpine Fiduciary Services, Inc. is acting as Tabulation Agent in connection with the consent solicitation. In order to submit your consent, you must fill out the letter of consent accompanying this prospectus supplement and consent solicitation statement (and if you receive multiple letters of consent, you must fill out each letter of consent) and fax or mail a copy to the Tabulation Agent so that it is received as set forth below in “The Consent Solicitation—Consent Procedures,” beginning on page S-22, prior to the Expiration Date. You can find the address and telephone number for the Tabulation Agent on the back cover of this prospectus supplement and consent solicitation statement.

RISK FACTORS

Risks Relating to the Consent Solicitation and Offer to Guarantee

If the proposed amendments and waivers are approved, and the provisions of the indentures are modified accordingly, there will be fewer restrictions on Transamerica Finance’s conduct than currently exist

If the proposed amendments and waivers take effect, Transamerica Finance will be permitted to take actions with which you may not agree and which would otherwise have been restricted or conditioned, including, but not limited to, the incurrence of liens on its assets and the assets of its subsidiaries, the consummation of transactions that involve the merger of Transamerica Finance with another entity or the sale or transfer of Transamerica Finance’s assets substantially as an entirety without meeting certain conditions including the assumption of obligations on TFC Notes by a successor entity domiciled in the United States or the payment of dividends in excess of certain financial limitations. Any of these actions could impair Transamerica Finance’s ability to meet its payment obligations under the TFC Indentures or could result in effective subordination of the TFC Notes relative to other senior indebtedness that becomes secured. See “The Proposed Amendments and Waivers” for more information about the differences between the actions which are currently restricted by the covenants currently applicable to TFC Notes and the actions which would be restricted by the covenants as amended.

The guarantees will rank below AEGON’s secured debt and the liabilities of AEGON’s subsidiaries

The guarantees with respect to the TFC Notes will constitute unsecured and unsubordinated obligations of AEGON and will rank equal in right of payment to all of AEGON’s other existing and future unsecured and unsubordinated indebtedness (other than obligations that by mandatory operation of law would be given a priority in a dissolution of AEGON). All of the guarantees will be subordinated to all of AEGON’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and effectively subordinated to any indebtedness and other liabilities, including obligations to policyholders, of AEGON’s subsidiaries to the extent of the assets of those subsidiaries. Further, the guarantees will not limit AEGON’s ability to create additional indebtedness or to secure any such indebtedness with additional assets. In addition, the guarantees will be unsecured and do not contain any restrictions on AEGON’s ability to pledge or otherwise encumber its assets. If AEGON incurs additional indebtedness and secures any such indebtedness with its assets, your rights to receive payments under the guarantees will be junior to the rights of the holders of such future secured indebtedness.

The guarantees are obligations exclusively of AEGON. AEGON is a holding company and conducts substantially all of its operations through its subsidiaries which own substantially all of its operating assets. AEGON’s subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the guarantees or to provide AEGON with funds to meet any payment obligations that arise thereunder. AEGON’s right to receive any assets of any of its subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the guarantees to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including obligations to policyholders. On September 30, 2003 the total indebtedness and obligations of our consolidated subsidiaries to creditors aggregated EUR 3.97 billion.

The guarantees do not restrict the ability of AEGON’s subsidiaries to incur additional indebtedness or other liabilities. Even if AEGON were a creditor of any of its subsidiaries, AEGON’s rights as a creditor would be subordinate to any security interest in the assets of the subsidiaries and any indebtedness of the subsidiaries senior to that held by AEGON.

Risks Relating to AEGON’s Business

Interest rate volatility in the form of rapid increases or sustained high or low interest rate levels may adversely affect our profitability and shareholders’ equity

In periods of rapidly increasing or sustained high interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This activity may result in cash payments by us requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Regardless of whether we realize an investment loss, these cash payments would result in a decrease in our total invested assets and a decrease in our net income. Among other things, premature withdrawals may also cause us to accelerate amortization of policy acquisition costs, which would also reduce our net income.

Conversely, during periods of sustained low interest rates, life insurance and annuity products may be relatively more attractive to consumers, resulting in increased premium payments on products with flexible premium features, and a higher percentage of insurance policies remaining in force from year to year. During such a period, investment earnings may be lower because the interest earnings on new fixed income investments will likely have declined with the market interest rates. In addition, mortgages and redeemable bonds in the investment portfolio are more likely to be repaid as borrowers seek to borrow at lower interest rates, and we may be required to reinvest the proceeds in securities bearing lower interest rates. Accordingly, during periods of sustained low interest rates, our net income may decline as a result of a decrease in the spread between either the interest rates credited to policyholders or the rates assumed in reserves, and returns on the investment portfolio. See Item 11, “Quantitative and Qualitative Disclosure about Market Risk”, of AEGON’s annual report on Form 20-F for the financial year ended December 31, 2002, as amended, for a detailed sensitivity analysis discussion.

The profitability of spread-based business depends in large part upon the ability to manage interest rate spreads, and the credit and other risks inherent in the investment portfolio. Investment income from general account fixed income investments for the years 2000, 2001 and 2002 was EUR 8.7 billion, EUR 8.8 billion and EUR 8.3 billion, respectively. The value of the related general account fixed income investment portfolio at the end of the years 2000, 2001 and 2002 was EUR 109 billion, EUR 128 billion and EUR 124 billion, respectively. We may not be able to successfully manage interest rate spreads or the potential negative impact of those risks.

A decline in the equity securities markets may adversely affect our profitability and shareholders’ equity as well as our sales of savings and investment products and the amount of assets under management

Fluctuations in the equity securities markets and other economic factors have adversely affected and may continue to adversely affect our profitability as well as our sales of our separate account unit-linked products, pension products, variable annuities, variable life insurance and mutual funds. The level of volatility in the markets in which we invest and the overall investment returns earned in those markets also affect our profitability and can reduce our shareholders’ equity. Significant terrorist actions, as well as general economic conditions, have led to and may continue to result in significant decreases in the value of the equity securities in which we invest. Realized losses or impairment losses are, under Dutch accounting principles, transferred from the unrealized part of the revaluation account to the realized part of the revaluation account. In 2002 and 2001, declines in equity securities held in our general account resulted in the recognition of impairment losses of EUR 1.057 billion and EUR 36 million, respectively.

Additionally, equity market declines have required and may continue to require us to accelerate amortization of policy acquisition costs and to establish additional reserves for minimum guaranteed benefits, which reduces our net income and shareholders’ equity. These market conditions may also significantly reduce the popularity of our savings and investment products, which could lead to lower sales and net income. During 2002, AEGON recognized accelerated amortization of deferred policy acquisition costs of EUR 450 million and increased provisions for products with guaranteed minimum benefit reserves of EUR 482 million.

Differences between actual claims experience and underwriting and reserve assumptions may require liabilities to be increased

Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we use in setting the prices for products and establishing the liabilities for obligations for technical provisions and claims. To the extent that our actual claims experience is less favorable than the underlying assumptions used in establishing such liabilities, we may be required to increase our liabilities, which may reduce our net income. In addition, certain acquisition costs related to the sale of new policies and the purchase of policies already in force have been recorded as assets on the balance sheet and are being amortized into income over time. If the assumptions relating to the future profitability of these policies (such as future claims, investment income and expenses) are not realized, the amortization of these costs could be accelerated and may even require write-offs due to unrecoverability. This could have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in currency exchange rates may affect our reported results of operations

As an international life insurance company, we are subject to currency risk. Equity held in subsidiaries is kept in local currencies to the extent shareholders’ equity is required to satisfy regulatory and self-imposed capital requirements. We hold the remainder of our capital base (capital securities, subordinated and senior debt) in various currencies in amounts we believe correspond approximately to the book value of our activities in those currencies to minimize any impact on our equity ratios. Currency risk in the investment portfolios is managed using asset/liability matching principles. In 2000, we discontinued hedging the income streams from the main non-Dutch units and, as a result, our earnings may fluctuate due to currency translation. As we have significant business segments in the Americas and in the United Kingdom, the principal sources of exposure we have to currency fluctuations are from the differences between the U.S. dollar and the euro and between the UK pound and the euro. We may experience significant changes in our net income and equity because of the fluctuations in currency exchange rates between the U.S. dollar and the euro and the UK pound and the euro. For the Americas segment (which primarily conducts its business in U.S. dollars), our total revenues and net income in 2002 amounted to EUR 17.4 billion and EUR 967 million, respectively. For the United Kingdom segment (which primarily conducts its business in UK pounds), our total revenues and net income in 2002 amounted to EUR 6.6 billion and EUR 178 million, respectively. On a consolidated basis, these two segments represented 77% of the total revenues and 74% of the net income for the year 2002. Additionally, we borrow in various currencies to hedge the currency exposure arising from our operations. We seek to align our borrowings to our capital in units. At September 30, 2003, we borrowed amounts in proportion to the currency mix of our capital in units, which was denominated approximately 72% in U.S. dollars, 15% in UK pounds and 13% in euro.

A downgrade in ratings may increase policy surrenders and withdrawals, adversely affect relationships with distributors and negatively affect our results of operations

Claims paying ability and financial strength ratings are factors in establishing the competitive position of insurers. A rating downgrade (or the potential for such a downgrade) of us or any of our rated insurance subsidiaries could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services, negatively impact new sales, and adversely affect our ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. Negative changes in credit ratings may increase our cost of funding. On April 8, 2003, Standard and Poor’s Ratings Services lowered its counterparty credit rating on AEGON’s senior debt from “AA-” to “A+”, with a stable outlook. Standard and Poor’s credit rating of AEGON’s subordinated debt is “A”. On December 12, 2002, Moody’s lowered its rating on AEGON’s senior unsecured debt from “Aa3” to “A2” with a negative outlook.

Changes in government regulations in the countries in which we operate may affect our profitability

Our insurance business is subject to comprehensive regulation and supervision in all countries in which we operate. The primary purpose of such regulation is to protect policyholders, not holders of our securities. Changes in existing insurance laws and regulations may affect the way in which we conduct our business and the products we may offer. For example, we expect our U.S. sales to be affected by the new amendments to the Federal Trade Commission Telemarketing Sales Rule as approximately 17% of AEGON USA new health insurance sales in 2002 were generated by telemarketing in the United States. The amendments to the rule, the majority of which went into effect on March 31, 2003, prevent telemarketers from targeting potential customers who have elected to be included in a national “do not call” list. Moreover, some states also have state-wide “do not call” lists. In addition, changes in pension and employee benefit regulation, social security regulation, financial services regulation, taxation and the regulation of securities products and transactions may also adversely affect our ability to sell new policies or our claims exposure on existing policies. Additionally, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in higher costs than current requirements.

Litigation and regulatory investigations may adversely affect our business, results of operations and financial condition

We face significant risks of litigation and regulatory investigations and actions in connection with our activities as an insurer, securities issuer, employer, investment advisor, investor and taxpayer. Lawsuits, including class actions and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action could have a material adverse effect on our business, results of operations and financial condition.

Defaults in our fixed maturity and mortgage loan portfolios may adversely affect profitability

Issuers of fixed maturity securities and mortgage loan borrowers have defaulted and may continue to default on principal and interest payments with respect to securities we hold. These issuers have defaulted and may continue to default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure or other reasons. Recent poor economic and investment climate in our major markets have resulted in an increase in investment impairments on our investment assets due to defaults and overall declines in the securities markets. A continuation of or increase in defaults on, or other reductions in the value of, these securities could have a material adverse effect on our business, results of operations and financial condition.

Liquidity risk of certain investment assets

Our investments in privately placed securities, mortgage loans, real estate, including real estate joint ventures and other limited partnership interests are relatively illiquid. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments at attractive prices, in a timely manner, or both. These assets amounted to EUR 45.5 billion or 34.9% of general account investments at the end of 2002 (and EUR 53.0 billion, or 38.3% in 2001). Investment income from these assets amounted to EUR 3.1 billion, EUR 3.5 billion and EUR 3.3 billion, representing 32.6%, 34.9% and 34.0% of total general account investment income for the years 2002, 2001 and 2000, respectively. We realized impairment losses of EUR 217.4 million, EUR 162.4 million and EUR 27.3 million on these assets in the years 2002, 2001 and 2000, respectively.

We may be unable to manage our risks successfully through derivatives

We are exposed to currency fluctuations, changes in the fair value of our investments, the impact of interest rate changes and changes in mortality and longevity. We use common derivative financial instruments such as interest rate swaps, options, futures and foreign exchange contracts to hedge our exposures related to both investments backing our insurance products and company borrowings. We may not be able to manage successfully through the use of derivatives the risks to which we are exposed. In addition, a counterparty may fail to honor the terms of its derivatives contracts with us. Our inability to manage our risks successfully through derivatives or a counterparty’s failure to honor its obligations to us could have a material adverse effect on our business, results of operations and financial condition.

State statutes and/or foreign country regulators may limit the aggregate amount of dividends payable by our subsidiaries to us, thereby limiting our ability to make payments under the guarantees

Our ability to make payments as required by the guarantees and pay certain operating expenses is dependent upon the receipt of dividends from our subsidiaries. Certain of these subsidiaries have regulatory restrictions which can limit the payment of dividends.

Tax law changes may adversely affect the sale and ownership of insurance products

Insurance products enjoy certain tax advantages, particularly in the United States and the Netherlands, which permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on accumulated tax-deferred earnings when earnings are actually paid. The U.S. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. In addition, the U.S. Congress passed legislation in 2001 that provided for reductions in the estate tax and the possibility of permanent repeal of the estate tax continues to be discussed, which could have an impact on insurance products and sales in the United States. Recent changes in tax laws in the Netherlands have reduced the attractiveness of certain of our individual life products. The current administration in the Netherlands has indicated that it is contemplating further changes in law that would eliminate the tax advantages of certain of our products, including group savings products. Any changes in U.S. or Dutch tax law affecting our products could have a material adverse effect on our business and results of operations.

Competitive factors may adversely affect our market share

Competition in our business segments is based on service, product features, price, commission structure, financial strength, claims paying ability, ratings and name recognition. We face intense competition from a large number of other insurers, as well as non-insurance financial services companies such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products. The recent consolidation in the global financial service industry has also enhanced the competitive position of some of our competitors by broadening the range of their products and services, and increasing their distribution channels and their access to capital. In addition, development of alternative distribution channels for certain types of insurance and securities products, including through the Internet, may result in increasing competition as well as pressure on margins for certain types of products. These competitive pressures could result in increased pricing pressures on a number of our products and services, particularly as competitors seek to win market share, and may harm our ability to maintain or increase our profitability.

AEGON ranks fifth overall in the U.S. life insurance market based upon total life net written premiums. AEGON ranks third in individual annuities, fourth in group annuities, seventh in ordinary life and first in synthetic Guaranteed Investment Contracts. Our major competitors in the United States include AIG, Hartford, ING, Metropolitan, John Hancock, Jefferson-Pilot, Nationwide and Prudential. In Canada, AEGON ranks second in the universal life market, third in the traditional life market and fourth in the segregated funding insurance market based upon new sales. Our primary competitors in Canada are AIG, Industrial Alliance, Clarica, Great West Life, Sun Life and Manulife. In the Netherlands, AEGON is the second largest life insurer based on gross life premium income with a 14% market share compared to a 21% market share for ING. Our other major competitors include ASR Fortis, Interpolis and Delta Lloyd. In the United Kingdom, AEGON has a top five position in the independent financial advisor channel for group and individual pensions. AEGON UK faces strong competition in all its markets from two key sources: life and pension companies and investment management houses. Our key competitors in the U.K. primary pension market are Standard Life, Aviva, Prudential UK, Friends Provident and AXA. Our main competitors in the U.K. retail investment market are typically the investment management houses (e.g., Fidelity, Merrill Lynch, Henderson etc). In Hungary, our major competitors include Allianz, Generali-Providencia, ING and OPT Garancia.

We may be unable to retain personnel who are key to our business

As a global financial services enterprise with a decentralized management structure, we rely, to a considerable extent, on the quality of local management in the various countries in which we operate. The success of our operations is dependent, among other things, on our ability to attract and retain highly qualified professional personnel. Competition for key personnel in most countries in which we operate is intense. Our ability to attract and retain key personnel, and in particular senior officers, experienced portfolio managers, mutual fund managers and sales executives, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, which may offer compensation packages that include considerable equity-based incentives through stock option or similar programs.

Judgments of U.S. courts may not be enforceable against us

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in Dutch courts. As a result, our securityholders that obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. It may, however, be possible for a U.S. investor to bring an original action in a Netherlands court to enforce liabilities against us, or our affiliates, directors, officers or any expert named herein, who reside outside the United States, based upon the U.S. federal securities laws.

Reinsurers to whom we have ceded risk may fail to meet their obligations

Our insurance subsidiaries cede premiums to other insurers under various agreements that cover individual risks, group risks or defined blocks of business, on a co-insurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread the risk and minimize the effect of losses. The amount of each risk retained depends on evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverage. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse for the ceded amount in the event the claim is paid. However, our insurance subsidiaries remain liable to their policyholders with respect to ceded insurance if any reinsurer fails to meet the obligations assumed by it. See Item 18, “Financial Statements”—“Schedule to Financial Statements”—“Reinsurance”, of AEGON’s Form 20-F for the financial year ended December 31, 2002, as amended, for a table showing life insurance in force amounts on a direct, assumed and ceded basis for 2000, 2001 and 2002. See also Item 18, “Financial Statements”, note 1.14 and 1.15 of AEGON’s Form 20-F for the financial year ended December 31, 2002, as amended, for the amount of reserve reduction taken at each balance sheet date for reinsurance ceded.

In accordance with industry practices, AEGON reinsures a portion of its life insurance exposure with unaffiliated insurance companies under traditional indemnity reinsurance arrangements. Approximately 33% of our total direct and assumed (for which we act as a reinsurer for others) life insurance in force is ceded to other insurers. In the United States, Transamerica Reinsurance retrocedes a significant portion of the risk it assumes. The major reinsurers of AEGON USA are Manulife Reinsurance Limited, RGA Reinsurance Company, Clarica Life Insurance Company, Munich American Reassurance Company, European Re of Zurich, Security Life of Denver and Swiss Re. The major reinsurers of AEGON UK include GE Frankona, Merrill Lynch Pensions, Invesco Pensions, Braillie Gifford Life, Barclays Global Investors Pensions and Deutsche Asset Management

Life and Pensions. The major reinsurers for non-life insurance for AEGON The Netherlands are Partners Re, Parijs, Swiss Re, Zurich, A’veen and GE Frankona. The major reinsurers of ÁB-AEGON, in Hungary, are Swiss Re and Münich Re. AEGON Spain’s major reinsurers are Muchener, Nacional, General Re and Frankona.

We may have difficulty managing our expanding operations and we may not be successful in acquiring new businesses or divesting existing operations

In recent years we have effected a number of acquisitions and divestitures around the world and we may make further acquisitions and divestitures in the future. Growth by acquisition involves risks that could adversely affect our operating results and financial condition, including the diversion of financial and management resources from existing operations, difficulties in assimilating the operations, technologies, products and personnel of the acquired company, significant delays in completing the integration of acquired companies, the potential loss of key employees or customers of the acquired company, potential losses from unanticipated litigation, and tax and accounting issues.

Our acquisitions could result in the incurrence of additional indebtedness, costs, contingent liabilities and amortization expenses related to goodwill and other intangible assets. Divestitures of existing operations could result in our assuming or retaining certain contingent liabilities. All of the foregoing could materially adversely affect our businesses, financial condition and results of operations. Future acquisitions may also have a dilutive effect on the ownership and voting percentages of existing shareholders.

There can be no assurance that we will successfully identify suitable acquisition candidates or that we will properly value acquisitions we make. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed once negotiations have commenced.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “intend”, “may”, “expect”, “anticipate”, “predict”, “project”, “counting on”, “plan”, “continue”, “want”, “forecast”, “should”, “would”, “is confident” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

•	changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

•	changes in the performance of financial markets, including emerging markets, including:

—	the frequency and severity of defaults by issuers in our fixed income investment portfolios; and

—	the effects of corporate bankruptcies and/or accounting restatements (such as Enron and WorldCom) on the financial markets and the resulting decline in value of equity and debt securities we hold;

•	the frequency and severity of insured loss events;

•	changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

•	changes affecting interest rate levels and continuing low interest rate levels;

•	changes affecting currency exchange rates, including the euro/U.S. dollar and euro/UK pound exchange rates;

•	increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

•	changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our consumers;

•	regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

•	acts of God, acts of terrorism and acts of war;

•	changes in the policies of central banks and/or foreign governments;

•	litigation or regulatory action that could require us to pay significant damages or change the way we do business;

•	customer responsiveness to both new products and distribution channels;

•	competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for our products; and

•	our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows AEGON’s historical ratios of earnings to fixed charges for the periods indicated, computed in accordance with Dutch GAAP and U.S. GAAP.

	For the nine months ended September 30, (unaudited)				For the year ended December 31, (audited)
	2003		2002		2002		2001	2000	1999	1998
Ratio under Dutch GAAP	1.6		1.6		1.5		1.9	1.9	2.0	1.7
Ratio under U.S. GAAP	—	(1)	—	(1)	—	(1)	1.3	1.8	1.8	1.8
Ratio under Dutch GAAP(2)	3.8		3.9		3.4		4.7	4.6	3.9	3.2
Ratio under U.S. GAAP(2)	—	(1)	—	(1)	—	(1)	1.8	3.1	2.8	3.6

(1)	The deficiency of our earnings to fixed charges based on U.S. GAAP was EUR 841 million during 2002. Amounts based on U.S. GAAP are not available for nine month periods.
(2)	This ratio is provided supplementally and presents information excluding interest on fixed annuities and investment products from earnings and fixed charges.

Calculation of Ratios

The data used to prepare the ratios have been derived from our consolidated financial statements.

For purposes of these tables, “earnings” means income before tax plus fixed charges. “Fixed charges” are calculated by adding:

(i)	interest expensed and capitalized including interest on fixed annuities and investment products other than life insurance products; and
(ii)	amortized premiums, discounts and capitalized expenses related to indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization (1) as of September 30, 2003 and (2) as of September 30, 2003, adjusted to give effect to the issuance of the guarantees offered hereby and the consummation and application of the proceeds of the sale of the commercial lending segment of Transamerica Finance. The issuance of the guarantees and the sale of the commercial lending segment of Transamerica Finance are subject to the satisfaction of certain conditions. It is important that you read this table in conjunction with, and it is qualified by reference to “Selected Financial Data” and the historical financial statements and related notes in our annual report on Form 20-F for the year ended December 31, 2002, as amended, filed with the SEC, including the section titled “Operating and Financial Review and Prospects”, as well as the information relating to our results for the nine months ended September 30, 2003 furnished to the SEC on Form 6-K and, in each case, incorporated by reference in this prospectus.

	As of September 30, 2003 (in millions of €)
	Actual(1)	Adjusted(2)
Preferred shares class A	53	53
Preferred shares class B	3	3
Common shares	182	182
Surplus funds	13,368	13,895
Shareholders’ equity	13,606	14,133
Perpetual cumulative subordinated loans	1,517	1,517
Trust pass-through securities	442	442
Capital securities	1,959	1,959
Subordinated debt	477	477
Senior debt related to insurance activities	4,027	3,457
Total capital base	20,069	20,026

(1)	On September 30, 2003, our issued share capital consisted of 211,680,000 preferred shares class A, at par value EUR 0.25 per share, 10,220,000 preferred shares class B at par value EUR 0.25 per share, and 1,514,377,800 common shares, at par value EUR 0.12 per share.
(2)

The figures in this column are adjusted to reflect the issuance of the guarantees offered hereby and the contemplated consummation and application of the proceeds of the sale of the commercial lending segment of Transamerica Finance. The issuance of the guarantees and the sale of the commercial lending segment of Transamerica Finance are subject to the satisfaction of certain conditions. The adjustment to shareholders’ equity reflects a EUR 227 million gain on the disposition of the commercial lending segment of Transamerica Finance. The proceeds from that transaction are expected to be applied to reduce the short-term debt of Transamerica Finance by EUR 1,579 million and to reduce AEGON’s external debt related to non-insurance activities by EUR 2,828 million. Because AEGON does not consolidate non-insurance assets and related debt, these items are not considered part of AEGON’s capitalization under Dutch GAAP, the repayment of this debt and the issuance of the guarantees offered hereby will not change AEGON’s shareholders’ equity or total capital base. After giving effect to these transactions, AEGON’s external debt related to non-insurance activities is expected to consist of approximately EUR 905 million of the debt of Transamerica Finance guaranteed by AEGON and EUR 453 million of external debt related to non-insurance activities. AEGON has no secured indebtedness. AEGON does not guarantee any indebtedness of its subsidiaries other than the guarantees offered hereby, the indebtedness of AEGON Funding Corp. and AEGON Funding Corp. II discussed in the accompanying prospectus and the indebtedness of Transamerica Corporation in respect of EUR 442 million trust pass-through securities and EUR 264 million senior debt related to insurance activities, both of which are included in this capitalization table. On October 2, 2003, AEGON announced the sale of Transamerica Finance’s real estate tax service and flood hazard certification businesses to First American Corporation for a total cash purchase price of $400 million. As part of the transaction, Transamerica Finance’s real estate tax service subsidiary has distributed assets valued at

$246 million to Transamerica Finance. The sale of the two Transamerica Finance subsidiaries, combined with the asset distribution transaction, results in an after tax book gain of approximately $350 million. In accordance with Dutch GAAP, the gain will be recognized in the fourth quarter of 2003, will be added directly to shareholders’ equity and will not be included in net income. The cash proceeds received from First American Corporation will be used to retire outstanding debt.

THE CONSENT SOLICITATION

Outstanding Notes; Requisite Consents

The consent solicitation relates to Transamerica Finance’s outstanding TFC Notes, which total $1,054,781,000 in aggregate principal amount.

In order to effect the proposed amendments and waivers with respect to the TFC Indentures, Transamerica Finance is seeking the consents of the registered holders of TFC Notes issued under each of the TFC Indentures as follows:

1981 U.S. Bank Indenture

Title of Security	Aggregate Principal Amount Outstanding	CUSIP No.
6½% Debentures due March 15, 2011	$53,167,000	893502 AH 7

A consent to the proposed amendments shall also be a consent to the proposed waivers. The consents of the registered holders of at least 66 2/3% in aggregate principal amount of the notes outstanding of TFC Notes listed in the table above are required to effect the proposed amendments. The proposed waivers require the consent of a majority in aggregate principal amount of the notes outstanding of TFC Notes listed above. Therefore, even if Transamerica Finance does not obtain the consent of at least 66 2/3% in aggregate principal amount of TFC Notes listed above and is unable to effect the proposed amendments with respect to this indenture, Transamerica Finance may still effect the proposed waivers with respect to this indenture (in which case AEGON would issue a corresponding guarantee with respect to the notes issued under this indenture) if Transamerica Finance has received sufficient consents to do so.

1982 BNY Midwest Trust Company Indenture

Title of Security	Aggregate Principal Amount Outstanding	CUSIP No.
Zero Coupon Debentures due September 1, 2007	$49,983,000	893502 AM 6
Zero Coupon Debentures due March 1, 2010	132,963,000	893502 AN 4
Zero Coupon Debentures due September 1, 2012	199,811,000	893502 AP 9

A consent to the proposed amendments shall also be a consent to the proposed waivers. The consents of the registered holders of at least 66 2/3% in aggregate principal amount of the notes outstanding in each series of TFC Notes listed in the table above are required to effect the proposed amendments. The proposed waivers require the consent of a majority in aggregate principal amount of notes outstanding in each series of TFC Notes listed above. Therefore, even if Transamerica Finance does not obtain the consent of at least 66 2/3% in aggregate principal amount of the notes outstanding in each series of TFC Notes listed above and is unable to effect the proposed amendments with respect to this indenture, Transamerica Finance may still effect the proposed waivers with respect to this indenture (in which case AEGON would issue a corresponding guarantee with respect to the notes issued under this indenture) if Transamerica Finance has received sufficient consents to do so.

1991 BNY Midwest Trust Company Indenture

Title of Security(1)	Aggregate Principal Amount Outstanding	CUSIP No.
Medium Term Notes, Series E, due August 15, 2005	$20,000,000	89350L GM 8
Medium Term Notes, Series E, due August 25, 2005	10,000,000	89350L GP 1
Medium Term Notes, Series E, due December 6, 2010	15,000,000	89350L GR 7
Medium Term Notes, Series E, due December 6, 2010	10,000,000	89350L GS 5
Medium Term Notes, Series F, due January 27, 2004	15,000,000	89350L HY 1
Medium Term Notes, Series F, due January 28, 2004	21,425,000	89350L JA 1
Medium Term Notes, Series F, due February 2, 2004	10,500,000	89350L JC 7
Medium Term Notes, Series F, due February 4, 2004	15,000,000	89350L JE 3
Medium Term Notes, Series F, due February 12, 2004	20,000,000	89350L JK 9
Medium Term Notes, Series F, due March 25, 2004	25,500,000	89350L JN 3
Medium Term Notes, Series F, due May 14, 2004	100,000,000	89350L JR 4
Medium Term Notes, Series F, due January 14, 2009	10,000,000	89350L HU 9
Medium Term Notes, Series F, due January 26, 2009	10,000,000	89350L HX 3
Medium Term Notes, Series F, due January 28, 2009	10,500,000	89350L JB 9
7.50% Senior Notes due March 15, 2004	179,099,000	893502 BQ 6
6.40% Senior Notes due September 15, 2008	146,833,000	893502 CX 0

(1)	Pursuant to the terms of the 1991 BNY Midwest Trust Company Indenture, all of the Series E notes collectively comprise a single series of notes and all of the Series F notes collectively comprise a single series of notes.

A consent to the proposed amendments shall also be a consent to the proposed waivers. The consents of the registered holders of at least a majority in aggregate principal amount of the notes outstanding in each series of TFC Notes listed in the table above are required to effect the proposed amendments and waivers.

For the purposes of determining whether the requisite consents have been received for each of the three TFC Indentures, TFC Notes held by Transamerica Finance or any of its affiliates will not be counted as being outstanding.

If a holder fails to deliver a consent with respect to TFC Notes, or fails to cause the delivery of a consent, including any broker non-votes, it will have the same effect as if the holder had marked “DOES NOT CONSENT” to the proposed amendments and waivers on the letter of consent.

Whether or not Transamerica Finance has received the requisite consents as described above, Transamerica Finance may terminate the consent solicitation and elect not to effect the proposed amendments and waivers by giving notice as described below. If Transamerica Finance receives the requisite consents with respect to TFC Notes issued under any TFC Indenture, the proposed amendments and waivers applicable to such TFC Indenture will only take effect upon the issuance of an AEGON guarantee of TFC Notes issued under that TFC Indenture.

Record Date

The record date for determining the holders of TFC Notes entitled to deliver consents in connection with this consent solicitation is 5:00 p.m., New York City time, on November 13, 2003.

Expiration Date; Extension of the Consent Solicitation Period; Amendment; Termination

The consent solicitation period will expire at 5:00 p.m., New York City time, on December 17, 2003, unless Transamerica Finance extends this period as to any series of TFC Notes. Transamerica Finance may extend this period as to one or more individual series without extending the period as to all series. If, at that time, Transamerica Finance has obtained the requisite consents with respect to any series, Transamerica Finance will so certify to the indenture trustees, and the consents will be effective and irrevocable as to such series. Transamerica Finance refers in this prospectus supplement and consent solicitation statement to the time that Transamerica Finance delivers this certification with respect to any series of TFC Notes as the “consent certification time.” In the event that Transamerica Finance does not receive the requisite consents with respect to any series of TFC Notes before the expiration of the solicitation period, Transamerica Finance reserves the right to extend the solicitation period as to any series of TFC Notes on one or more occasions. If Transamerica Finance extends the solicitation period, Transamerica Finance will give oral or written notice of this extension to the relevant indenture trustees and make a public announcement of this extension by no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date.

Transamerica Finance reserves the right, exercisable in its discretion, to terminate the consent solicitation and not effect the proposed amendments and waivers, whether or not Transamerica Finance has received the requisite consents, by giving oral or written notice of termination to the indenture trustees and making a public announcement of termination. Transamerica Finance also reserves the right, subject to applicable law, to amend this consent solicitation in any respect and as to any series of TFC Notes by giving oral or written notice of the amendment to the indenture trustees and making a public announcement of the amendment.

If Transamerica Finance makes any public announcement in connection with the consent solicitation, Transamerica Finance will disseminate it to holders of TFC Notes in a manner reasonably designed to inform them of the announced change on a timely basis. Without limiting the manner in which Transamerica Finance may choose to make a public announcement, except as may be required by applicable law, Transamerica Finance will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to PR Newswire.

Consequences to Non-Consenting Holders; No Dissenters’ Rights

If Transamerica Finance obtains the requisite consents and effects the proposed amendments and waivers, they will be binding on each holder of TFC Notes, regardless of whether or not that holder delivered its consent. You are not entitled to any dissenters’ rights in connection with the consent solicitation or the amendments and waivers.

Consent Procedures

In order to consent to the proposed amendments and waivers, a holder of TFC Notes must execute and deliver to the Tabulation Agent, at the address set forth on the back cover of this prospectus supplement and consent solicitation statement, a copy of the accompanying letter of consent for each series of TFC Notes held, or cause a letter of consent to be delivered to the Tabulation Agent on the holder’s behalf for each series of TFC Notes held, before the Expiration Date in accordance with the procedures described in the following paragraphs.

In accordance with the TFC Indentures, only registered holders of TFC Notes as of the close of business on the record date may execute and deliver to the Tabulation Agent a letter of consent. We expect that DTC will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to TFC Notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.

If you are a beneficial owner of TFC Notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments and waivers, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute a letter of consent for each series of TFC Notes held and deliver it either to the Tabulation Agent on your behalf or to you for forwarding to the Tabulation Agent before the expiration of the solicitation period or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver a letter or letters of consent with respect to the notes on behalf of the registered holder. If you receive such a proxy, you must deliver an executed letter of consent for each series of TFC Notes held, together with the proxy, to the Tabulation Agent before the expiration of the solicitation period. Beneficial owners of TFC Notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter or letters of consent be executed and delivered in respect of their notes. Giving a consent by submitting a letter or letters of consent will not affect a holder’s right to sell or transfer TFC Notes. All consents received from a registered holder on the record date and not revoked by that registered holder before the consent certification time will be effective notwithstanding any transfer of those notes after the record date.

Registered holders of TFC Notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent for each series of TFC Notes held, a form of which accompanies this prospectus supplement and consent solicitation statement, to the Tabulation Agent at the address set forth on the back cover page of this prospectus supplement and consent solicitation statement, in accordance with the instructions set forth in this prospectus supplement and consent solicitation statement and on the accompanying letter of consent. Letters of consent should be delivered to the Tabulation Agent, not to AEGON, Transamerica Finance, one of the indenture trustees, the Information Agent or the Solicitation Agent. We reserve the right, however, to accept any letter of consent received by AEGON, Transamerica Finance, one of the indenture trustees, the Information Agent or the Solicitation Agent.

You should not tender or deliver your TFC Notes at any time.

All letters of consent that are properly completed, executed and delivered to the Tabulation Agent, and not revoked before the consent certification time, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the amendments should mark the “CONSENTS” box on, and complete, sign and date, a letter of consent for each series of TFC Notes held in the form accompanying this prospectus supplement and consent solicitation statement, and mail, deliver or send by overnight courier or facsimile (confirmed by the consent certification time by physical delivery) each signed letter of consent to the Tabulation Agent at the address set forth on the back cover page of this prospectus supplement and consent solicitation statement or on the letter of consent, all in accordance with the instructions contained in this document and in the letter of consent. If none of the boxes in a letter of consent is marked, but the letter of consent is otherwise properly completed and signed, the registered holder will be deemed to have consented to the amendment with respect to the series of TFC Notes to which the letter of consent relates.

Letters of consent delivered by the registered holder(s) of TFC Notes as of the record date must be executed in exactly the same manner as those registered holder(s) name(s) appear(s) on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more joint holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing. Each letter of consent will only be effective as to the TFC Notes identified on its front cover. Holders of multiple series of TFC Notes will be sent a separate letter of consent for each series of notes held. To be effective, each letter of consent must be properly executed by the registered holder of such notes and properly returned. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, then it must be accompanied by a proxy executed by the registered holder.

All questions as to the validity, form and eligibility regarding the consent procedures will be determined by us, which determination will be conclusive and binding, subject only to final review as may be prescribed by the applicable indenture trustee concerning proof of execution and ownership. We also reserve the right, subject to any final review that the applicable indenture trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular letters of consent. Our interpretations of the terms and conditions of the consent solicitation shall be conclusive and binding.

Revocation of Consents

If you hold TFC Notes and submit one or more letters of consent:

•	Each properly completed and executed letter of consent will be counted, notwithstanding any transfer of TFC Notes to which the letter of consent relates, unless the procedure for revoking consents described below has been followed.

•	Before the expiration of the consent solicitation any registered holder of TFC Notes as of the close of business on the record date may revoke any consent given as to its notes. A registered holder of TFC Notes may revoke a consent by delivering to the Tabulation Agent at the address set forth on the back cover page of this prospectus supplement and consent solicitation statement or to the relevant indenture trustee a written notice of revocation of the consent (which may be in the form of a subsequently dated letter of consent marked with a specification, e.g. “CONSENTS” or “DOES NOT CONSENT”) containing the name of the registered holder, the series of TFC Notes to which the revocation relates, the principal amount of TFC Notes to which the revocation relates and the signature of the registered holder. Only a registered holder of TFC Notes as of the record date is entitled to revoke a consent previously given.

•	A beneficial owner of TFC Notes who is not the registered holder as of the record date of TFC Notes in respect of which the beneficial owner desires to revoke a previously delivered consent must arrange with the registered holder either for the registered holder to (1) execute and deliver to the Tabulation Agent on the beneficial owner’s behalf, or to the beneficial owner for forwarding to the Tabulation Agent, in either case before the expiration of the consent solicitation, a notice of revocation of any consent already given with respect to those TFC Notes or (2) forward a duly executed proxy from the registered holder authorizing the beneficial holder to deliver a notice of revocation on behalf of the registered holder as to that consent. To revoke the consent, the beneficial owner must deliver an executed notice of revocation, together with the proxy, to the Tabulation Agent before the expiration of the consent solicitation.

•	Any notice of revocation must be executed by a registered holder in the same manner as the holder’s name appears on the letter of consent to which the revocation relates. If a notice of revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the notice of revocation appropriate evidence of authority to execute the revocation. A revocation of a consent will be effective only as to the series of TFC Notes listed on the applicable notice of revocation and only if that notice of revocation complies with the procedures for revocation of consents described in this prospectus supplement and consent solicitation statement.

•	Transamerica Finance reserves the right to contest the validity of any revocation, and all questions as to validity, including time of receipt of any revocation will be determined by Transamerica Finance. Transamerica Finance’s determination will be conclusive and binding subject only to any final review as may be prescribed by the applicable indenture trustee concerning proof of execution and ownership. None of Transamerica Finance, any of its affiliates, the Information Agent, the Tabulation Agent, any of the indenture trustees, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor will any of them be liable for failure to give any notification.

The Solicitation Agent

Transamerica Finance has engaged UBS Securities LLC as Solicitation Agent in connection with the consent solicitation. From time to time UBS Securities LLC has provided, and may continue to provide in the future, investment banking, general financing and banking services to Transamerica Finance and AEGON, for which it has received or will receive customary compensation from Transamerica Finance or AEGON, as the case may be. UBS Securities LLC has been engaged to act as Solicitation Agent and shall not be deemed to have guaranteed, or be otherwise responsible for, the performance of any of Transamerica Finance’s obligations in connection with the consent solicitation, of its obligations under TFC Notes or of AEGON’s obligations under the guarantees. At any given time, UBS Securities LLC may trade for its own accounts, or for the accounts of its customers, and accordingly, may hold a long or short position in TFC Notes.

Questions regarding the consent solicitation may be directed to the Solicitation Agent in writing at the following address, or by telephone at the following telephone number:

UBS Securities LLC

677 Washington Blvd.

Stamford, CT 06901

Call Collect: (203) 719-4210

U.S. Toll Free: (888) 722-9555 x4210

The Information Agent

Transamerica Finance has engaged Georgeson Shareholder Communications, Inc. as the Information Agent for the consent solicitation and offer to guarantee. Questions regarding the consent solicitation, and requests for additional copies of this prospectus supplement and consent solicitation statement or letters of consent and for assistance in delivering consents with respect to TFC Notes should be directed to the Information Agent in writing at the following address, or by telephone at the following telephone number:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll Free: (866) 295-8149

The Tabulation Agent

Transamerica Finance has engaged Alpine Fiduciary Services, Inc. as the Tabulation Agent for the consent solicitation and offer to guarantee. All executed letters of consent and notices of revocation should be directed to the Tabulation Agent as follows:

By Hand:

Alpine Fiduciary Services, Inc.

c/o Securities Transfer and Reporting Services, Inc. (STARS)

100 William Street, Lower Galleria

New York, NY 10038

By Registered or Certified Mail:

Alpine Fiduciary Services, Inc.

P.O. Box 2065

South Hackensack, NJ 07606-9974

Attn: Corporate Actions Dept.

By Overnight Courier:

Alpine Fiduciary Services, Inc.

c/o Georgeson Shareholder Communications, Inc.

219 Murray Hill Parkway

East Rutherford, NJ 07073

By Facsimile:

(201) 528-0204

Delivery of a letter of consent or a notice of revocation to an address or facsimile number other than the Tabulation Agent’s address or facsimile number listed above does not constitute a valid delivery. Transamerica Finance reserves the right, however, to accept any letter of consent received by AEGON, Transamerica Finance, the indenture trustees, the Information Agent or the Solicitation Agent.

Fees and Expenses

The Solicitation Agent, the Information Agent and the Tabulation Agent will receive reasonable and customary compensation for their services, will be reimbursed by Transamerica Finance for various reasonable out-of-pocket expenses and will be indemnified against various liabilities in connection with the consent solicitation and offer to guarantee, including liabilities under the federal securities laws.

If consents to the proposed amendments and waivers have been validly submitted and not subsequently revoked prior to the Expiration Date by the registered holders of the requisite principal amount of each series of TFC Notes issued under any TFC Indenture, then Transamerica Finance will pay to the Soliciting Dealer (as defined below), if any, a dealer fee of $2.50 per $1,000 of TFC Notes in respect of the consents obtained from the holders of TFC Notes issued under such TFC Indenture whose beneficial owners hold not more than $250,000 principal amount per series of TFC Notes. A “Soliciting Dealer” is (i) any broker or dealer in securities, including the Solicitation Agent in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc., which we refer to as the “NASD”, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company.

No such dealer fee will be payable to a Soliciting Dealer if the Soliciting Dealer is required for any reason to transfer the amount of the fee to a consenting holder, although a Soliciting Dealer will not be precluded from receiving a fee because the Soliciting Dealer is also a consenting holder. In addition, no such dealer fee will be paid to a Soliciting Dealer with respect to validly submitted and unrevoked consents relating to TFC Notes held for a Soliciting Dealer’s own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of Transamerica Finance, the Information Agent, the Tabulation Agent or the Solicitation Agent for the purposes of the consent solicitation.

THE PROPOSED AMENDMENTS AND WAIVERS

The proposed amendments and waivers would give Transamerica Finance greater flexibility under the TFC Indentures to merge with another entity or sell or transfer its assets substantially as an entirety without compliance with certain conditions, to remove the limitations on liens covenant and, with respect to the 1981 U.S. Bank Indenture, to remove the limitations on Transamerica Finance’s ability to pay dividends. These changes to the TFC Indentures will only take effect upon the issuance of the guarantees by AEGON as described under “Description of the Guarantees” beginning on page S-31. Annexes A through C contain the complete text of the proposed amendments and waivers to the TFC Indentures.

The Proposed Amendments

The proposed amendments, if approved, will be embodied in supplemental indentures to the TFC Indentures. The proposed amendments are as follows:

Amendments to remove covenants regarding merger, consolidation or transfer of Transamerica Finance’s assets substantially as an entirety

Each of the TFC Indentures contains a limitation on merger, consolidation or sale or transfer of Transamerica Finance’s assets substantially as an entirety. Pursuant to this limitation, Transamerica Finance, without the consent of the holders of any of the outstanding TFC Notes, may consolidate with or merge into, or convey or transfer its assets substantially as an entirety to, any person that is a corporation (or, pursuant to the 1991 BNY Midwest Trust Company Indenture, a partnership or trust) organized and existing under the laws of any domestic jurisdiction provided that:

•	any successor person assumes Transamerica Finance’s obligations on TFC Notes and under the TFC Indentures;

•	after giving effect to the transaction no event of default and no event which, after notice or lapse of time, would become an event of default shall have occurred and be continuing; and

•	certain other conditions are met.

In addition, each of the TFC Indentures provides that if, as a result of any such merger, consolidation, sale or transfer, any of the property or assets of Transamerica Finance would become subject to any mortgage, pledge, lien, charge or other security interest, Transamerica Finance will, prior to such transaction, secure TFC Notes, equally and ratably with any other debt of Transamerica Finance then entitled to be so secured, by a direct lien on all such property or assets equal to and ratable with all liens other than any theretofore existing thereon.

One further provision in the 1981 U.S. Bank Indenture prohibits Transamerica Finance from entering into any such transaction unless after giving effect thereto Transamerica Finance or its successor would be in compliance with the requirements set forth in the indenture’s covenant relating to limitations on senior debt.

The proposed amendments, if approved, will remove all of the foregoing provisions from the TFC Indentures, and replace them in each Indenture with a covenant that will prohibit Transamerica Finance from:

•	consolidating with or merging into a non-U.S. entity; or

•	conveying or transferring its property and assets substantially as an entirety to a non-U.S. entity that assumes Transamerica Finance’s obligations under that Indenture.

These amendments will increase Transamerica Finance’s flexibility to engage in a merger with or into a U.S. entity or sell its assets substantially as an entirety to a U.S. entity.

Amendments to remove the limitations on liens covenants

The 1981 U.S. Bank Indenture, the 1982 BNY Midwest Trust Company Indenture and the 1991 BNY Midwest Trust Company Indenture each provide that neither Transamerica Finance nor any subsidiary of Transamerica Finance will create, incur or assume any mortgage, pledge, lien, charge or other security interest on any of the assets of Transamerica Finance or of any subsidiary of Transamerica Finance (except to secure debt to Transamerica Finance or its subsidiary) without making effective provision whereby the debt issued under such indenture shall be equally and ratably secured except (i) such security interests on assets of Transamerica Finance or any subsidiary of Transamerica Finance existing at the date of the Indenture and refundings thereof; (ii) certain purchase money liens, liens on real property and any improvements thereon constructed in whole or in part by or for Transamerica Finance or any subsidiary of Transamerica Finance to secure the cost of such construction improvements made after the date of the applicable indenture (or, in the case of the 1981 U.S. Bank Indenture and the 1982 BNY Midwest Trust Company Indenture, the commencement of the construction of which occurred within one year prior to November 1, 1971), and refundings thereof, not to exceed in the aggregate $50,000,000; (iii) certain security interests affecting property of a corporation existing at the time it first becomes a subsidiary of Transamerica Finance, and refundings thereof; (iv) certain security interests in connection with taxes or legal proceedings or created in the ordinary course of business and not in connection with the borrowing of money; (v) certain security interests in connection with government and certain other contracts, including leases; and (vi) other security interests to secure statutory and similar obligations. In the case of clause (ii) above, the principal amount secured by any of such security interests may not exceed the lesser of the cost or fair value (as determined by the Board of Directors of Transamerica Finance) of the property subject to such security interests, and in the case of clause (iii) above, the principal amount secured by any of such security interests may not exceed the lesser of the book value or fair value (as determined by the Board of Directors of Transamerica Finance) of the property subject to such security interest.

The limitations contained in these covenants have the effect of reducing the flexibility of AEGON and Transamerica Finance in reorganizing and restructuring Transamerica Finance’s business to meet strategic objectives. For example, these limitations would preclude Transamerica Finance from acquiring any entity that incurs certain types of liens on its assets in the ordinary course of its business, if those liens are not otherwise excepted. The proposed amendments, if approved, will remove these provisions from the TFC Indentures.

An amendment to remove the dividends limitations covenant in the 1981 U.S. Bank Indenture

The 1981 U.S. Bank Indenture provides that Transamerica Finance will not declare or pay any dividends (except stock dividends) on, or make any other distribution with respect to, its stock or make or permit any subsidiary of Transamerica Finance to make any payment to redeem, purchase or otherwise retire any shares of Transamerica Finance’s stock if, after giving effect thereto, the sum of all such amounts so expended after December 31, 1980 exceeds the sum of (i) net income of Transamerica Finance and its subsidiaries from December 31, 1980 to and including the calendar quarter next preceding the date thereof, (ii) $55,000,000, (iii) capital contributions to Transamerica Finance after December 31, 1980 and (iv) the net proceeds (in cash or, if a consideration other than cash, the fair value thereof as determined by the Board of Directors of Transamerica Finance) of all issuances after December 31, 1980 of stock and of debt of Transamerica Finance converted into stock of Transamerica Finance after such date; provided that (a) dividends, if in compliance with the foregoing limitation on the date of declaration thereof, may in any event be paid within 60 days after such declaration, (b) Transamerica Finance may make regular dividend payments on, and mandatory sinking fund redemptions of, preferred stock which may be issued after the date of the indenture, such preferred stock payments to be included in any computation under the foregoing limitation and (c) Transamerica Finance may retire any shares of its stock by exchange for, or out of the proceeds of the substantially concurrent sale of, shares of its stock and neither any such retirement nor any such proceeds so used shall be included in such computation determining compliance with the foregoing limitation.

The limitations contained in this provision may limit the amount of dividends that Transamerica Finance may pay to its parent company, which is also a wholly owned subsidiary of AEGON, the guarantor, and this could limit AEGON’s flexibility in managing the assets of the AEGON Group. The proposed amendment, if approved, will remove this provision from the 1981 U.S. Bank Indenture.

The Proposed Waivers

If we receive consents sufficient to amend the indentures as described above, the proposed waivers will not be required. We are seeking the proposed waivers in case we do not receive requisite consents to effect the proposed amendments. The proposed waivers include (i) a waiver of future compliance with the limitations on liens covenants in the 1981 U.S. Bank Indenture, the 1982 BNY Midwest Trust Company Indenture and the 1991 BNY Midwest Trust Company Indenture; and (ii) a waiver of future compliance with the limitations on dividends covenant in the 1981 U.S. Bank Indenture. The reasons for seeking the waivers of these covenants are identical to the reasons described above for seeking the removal of these covenants by amendment. A consent to the proposed amendments described above shall also be a consent to the proposed waivers. A waiver with respect to any of the TFC Indentures requires the consent of a majority in aggregate principal amount of each series of TFC Notes issued pursuant to that indenture.

If the requisite consents are obtained and the guarantees are issued as described herein, following the issuance of the guarantees, the terms of TFC Notes will not change, other than as contemplated by the proposed amendments and waivers described above. A description of the material terms of each series of TFC Notes (other than as may be modified upon the effectiveness of the proposed amendments and waivers) can be found in the registration statements, prospectuses and prospectus supplements filed with the Securities and Exchange Commission by Transamerica Finance in respect of each series of TFC Notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences applicable to U.S. Holders (as defined below) that would result from the addition of the guarantees and the adoption of the proposed amendments and waivers. This summary is based upon existing U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”), as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

This summary assumes that TFC Notes are held as capital assets as defined in Section 1221 of the Code at all times and that Transamerica Finance is solvent at the time that the proposed amendments and waivers are effected and the guarantees are issued. This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to U.S. Holders (as defined below) nor does it address any aspects of foreign (other than with respect to Netherlands Taxation as discussed below), state or local taxation. Furthermore, this summary does not discuss all the tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, nor to U.S. Holders subject to special rules including without limitation, certain financial institutions, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt organizations, persons who hold TFC Notes as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction or other integrated transaction, persons who hold TFC Notes through a partnership or any other pass-through type entity, persons engaged in a trade or business in the United States, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, and U.S. Holders whose functional currency is not the U.S. dollar. No tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein. Accordingly, each U.S. Holder is urged to consult its own tax advisors with regard to the consent solicitation and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction, to its particular situation.

“U.S. Holder” means a holder of TFC Notes who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

If a partnership holds TFC Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding TFC Notes, you should consult your own tax advisor regarding the tax consequences resulting from the adoption of the proposed amendments and waivers and the addition of the guarantees. This summary does not discuss any U.S. federal income tax consequences applicable to persons that are not U.S. Holders.

The U.S. federal income tax consequences to a U.S. Holder resulting from the adoption of the proposed amendments and waivers and the addition of the guarantees will depend on whether such modifications to TFC Notes are treated as a “significant modification” within the meaning of Section 1001 of the Code and the applicable Treasury Regulations promulgated thereunder.

If the adoption of the proposed amendments and waivers and the addition of the guarantees are determined not to constitute a “significant modification” of TFC Notes for U.S. federal income tax purposes then the addition of the guarantees and adoption of the proposed amendments and waivers should not cause a taxable event for U.S. Holders. Consequently, a U.S. Holder would not recognize any gain or loss as a result of the addition of the guarantees and the adoption of the proposed amendments and waivers, and such holder’s holding period for and tax basis in TFC Notes would not be affected. As described below, Transamerica Finance believes that the addition of the guarantees and the adoption of the proposed amendments and waivers should not constitute a “significant modification” of TFC Notes; however, this conclusion is not free from doubt.

If the addition of the guarantees and the adoption of the proposed amendments and waivers are determined to effect a “significant modification” of TFC Notes, such modification will be treated, for U.S. federal income tax purposes, as resulting in a constructive exchange of TFC Notes for new debt instruments having modified terms, pursuant to which a U.S. Holder of TFC Notes may be subject to the following U.S. federal income tax consequences:

•	recognition of gain or loss in an amount equal to the difference, if any, between the amount realized by such holder in the constructive exchange and the U.S. Holder’s adjusted tax basis in TFC Notes deemed to be exchanged;

•	a new holding period in the debt instruments the U.S. Holders are deemed to receive pursuant to such constructive exchange beginning on the day after the constructive exchange;

•	a new tax basis in the debt instruments the U.S. Holders are deemed to receive pursuant to such constructive exchange equal to the amount realized by such holders in the constructive exchange;

•	any TFC Notes that were not originally issued with original issue discount could be treated as having been exchanged for new debt instruments with original issue discount and thus, could be subject to the tax accounting rules that are applicable to debt instruments that are issued with original issue discount; and

•	with respect to any TFC Notes that were issued with original issue discount, the constructive exchange could affect the amount of original issue discount reported by Transamerica Finance and the amount of original issue discount that the U.S. Holders thereof are required to accrue for U.S. federal income tax purposes.

The Treasury Regulations promulgated under Section 1001 of the Code provide both a general rule for purposes of determining whether a debt instrument has been “significantly modified” and more specific tests which are applicable to a list of enumerated modifications. The general rule is a facts and circumstances based test and is dependent upon the economic significance of the modifications. For purposes of applying the general rule, the collective effect of all such modifications (other than those specifically enumerated modifications) are taken into account and thus, a series of modifications, which although separately may not be significant, could cumulatively be significant. If a modification to a debt instrument is covered by one of the specifically enumerated categories of modifications discussed above, specific rules and tests apply for purposes of determining whether such modification is significant. If the relevant modification satisfies the prescribed test then such modification will be considered as per se significant. Conversely, if such modification fails the relevant prescribed tests then it will not be considered significant. As stated above, a modification covered by one of the specifically enumerated categories is not taken into account for purposes of applying the general rule provided by the Treasury Regulations.

The Treasury Regulations promulgated under Section 1001 of the Code specifically provide as an enumerated modification that the addition, deletion or alteration of customary accounting or financial covenants relating to a debt instrument does not give rise to a “significant modification” of that debt instrument. Whether any or all of the covenants that are proposed to be amended or waived pursuant to the proposed amendments and waivers are customary accounting or financial covenants is a question of fact. Although not free from doubt, Transamerica Finance believes and intends to take the position that the covenants that are proposed to be amended or waived with respect to TFC Notes are customary accounting and financial covenants and further that the alteration of such covenants is not economically significant and, consequently, that the adoption of the proposed amendments should not result in a “significant modification” of TFC Notes under the Treasury Regulations. It should be noted that there is no authority directly on point that discusses the tax consequences of the adoption of the proposed amendments and waivers, and the IRS or a court could disagree with this determination and treat the adoption of the proposed amendments and waivers as a “significant modification” for U.S. federal income tax purposes in which case the U.S. Holders could be subject to the tax consequences discussed above.

The Treasury Regulations promulgated under Section 1001 of the Code specifically provide as an enumerated modification the addition of a guarantee to a debt instrument. The regulation provides that the addition of a guarantee on a recourse debt instrument will give rise to a “significant modification” of such debt instrument only if the addition of such guarantee results in: (i) a substantial enhancement of the obligor’s capacity to meet its payment obligations under the debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification, or (ii) a substantial impairment of the obligor’s capacity to meet its payment obligations under the debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification. Transamerica Finance believes that its capacity to meet its obligations under TFC Notes is not primarily speculative at this time and will not become primarily speculative as a result of the guarantees. Consequently, although the issue is not free from doubt, the addition of the guarantees should not constitute a “significant modification” of TFC Notes within the meaning of the applicable Treasury Regulations promulgated pursuant to Section 1001 of the Code.

This summary is provided for general information purposes only and U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences related to the consent solicitation, in particular the consequences if the addition of the guarantees and the adoption of the proposed amendments and waivers were determined to result in a constructive exchange of TFC Notes for new debt instruments having modified terms.

NETHERLANDS TAXATION

The amendments of and waivers with respect to the TFC Indentures, together with the issuance of the guarantees should not have any Dutch tax consequences for the holders of TFC Notes.

DESCRIPTION OF THE GUARANTEES

The AEGON Guarantees

In the event that the requisite consents described in this prospectus supplement and consent solicitation statement are received and Transamerica Finance implements the proposed amendments and waivers to the TFC Indentures and the other conditions to the effectiveness of the guarantees described below are satisfied, AEGON will fully, unconditionally and irrevocably guarantee the obligations of Transamerica Finance in respect of TFC Notes. The guarantees will be embodied in supplemental indentures to the TFC Indentures to be executed by AEGON, Transamerica Finance and the applicable trustee. In connection with the issuance of the guarantees, Transamerica Finance may pay a guarantee fee to AEGON.

Form of Guarantees

The guarantees will be offered in uncertificated form, subject to our obtaining the requisite consents and determining to proceed with the proposed amendments and waivers. It will not be necessary for new certificates evidencing TFC Notes to be issued. The guarantees will relate solely to, and may not be separated from, TFC Notes.

Conditions to the Effectiveness of the Guarantees

The guarantees with respect to any series of TFC Notes will not become effective unless and until (1) Transamerica Finance has received the requisite consents from the holders of each series of TFC Notes issued under the governing TFC Indenture and (2) the applicable supplemental indenture has been duly executed and delivered by all parties thereto. In the event that Transamerica Finance exercises its right to terminate the consent solicitation and not effect the proposed amendments to or waivers with respect to the TFC Indentures, whether or not the requisite consents have been received, the guarantees will not become effective.

Obligations Guaranteed

AEGON will fully and unconditionally guarantee to each holder of TFC Notes the prompt and punctual payment (and not merely the collection) of the principal of (premium, if any) and interest represented by TFC Notes, when and as the same become due and payable, whether at maturity, by acceleration, by call for redemption or otherwise, without any requirement that a holder of TFC Notes first proceed against Transamerica Finance. In addition, AEGON will fully and unconditionally guarantee all other obligations of Transamerica Finance under the TFC Indentures.

The guarantees will continue in full force and effect until all obligations of Transamerica Finance in respect of TFC Notes have been satisfied.

Ranking

The guarantees of the TFC Notes will constitute unsecured, unsubordinated obligations of AEGON and will rank equal in right of payment with all other unsecured and unsubordinated obligations of AEGON other than obligations that by mandatory operation of law would be given priority in a dissolution of AEGON.

No Defense, Immunity, Set-off and Counterclaim

AEGON’s liability under the guarantees will be absolute and unconditional for the duration of the guarantees, irrespective of any invalidity, irregularity or unenforceability of the guaranteed TFC Notes.

AEGON will also waive, unconditionally and irrevocably, any right of immunity on the grounds of sovereignty or other similar grounds, from any legal action, suit, process or proceeding in connection with or arising out of the guarantees, from the giving of any relief thereunder, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment from attachment in aid of execution of judgment, or from execution of judgment or other legal action, suit, process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which any proceeding may at time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the guarantees and will agree for the benefit of each holder of TFC Notes, from time to time, not to plead or claim any set-off or counterclaim.

Payments of Additional Amounts

To the extent allowed by law, AEGON will make all payments pursuant to the guarantees without withholding or deduction for or on account of, any present or future taxes, duties, assessments, levies and other governmental charges of any nature whatsoever now or hereafter imposed or established by or on behalf of the Netherlands, or any authority in the Netherlands (a “Netherlands Tax”). In the event any Netherlands Tax is so imposed or established on any amounts payable under the guarantees, AEGON will pay to you such additional amounts as may be necessary so that the net amounts received by you after any withholding or deduction of such Netherlands Tax shall equal the amounts which you would have received if no such Netherlands Tax had been deducted or withheld; provided, however, that the amounts with respect to any Netherlands Tax shall be payable only to holders that are not residents in the Netherlands for purposes of its tax laws; and provided further, that AEGON shall not be required to make any payment of any additional amounts on account of:

•	your having some connection with the Netherlands other than the mere holding of the TFC Note to which the guarantee relates;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge payable other than by withholding from payments on TFC Notes;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment pursuant to the guarantees, if such payment can be made without such withholding by any other paying agent;

•	any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in the Netherlands, or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge;

•	your presentation of the TFC Note (where presentation is required) for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment;

•	any withholding or deduction imposed on a payment under the guarantees which is required to be made pursuant to a European Union directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such directive; or

•	any combination of the items above,

nor shall additional amounts be paid with respect to any payment pursuant to the guarantees to any holder of TFC Notes who is a fiduciary, a partnership or a beneficial owner who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of TFC Notes.

Consolidation, Merger or Disposition

AEGON may not consolidate with or merge into, or sell or lease substantially all of its assets to any person unless:

•	the successor person expressly assumes AEGON’s obligations under the guarantees; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing under the TFC Indentures.

Governing Law and Jurisdiction

The supplemental indentures providing for the guarantees will be governed and construed in accordance with the laws of the State of California, except with respect to (1) the provisions relating solely to the guarantees and their enforcement which will be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions and (2) the authorization and execution of the supplemental indentures by or on behalf of AEGON which are governed by the laws of the Netherlands.

AEGON will agree that any legal action, suit or proceeding against it arising out of or related to the guarantees may be brought in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan and will irrevocably accept and submit to the non-

exclusive jurisdiction of the aforementioned courts, in personam, generally and unconditionally, with respect to any suit, action or proceeding in connection with or arising out of the guarantees.

Termination

The guarantees will not terminate unless and until the principal (premium, if any) and interest of all outstanding TFC Notes will have been paid.

Amendment

If the guarantees become effective with respect to TFC Notes and the TFC Indentures, no amendment to the guarantees may become effective without the consent of the indenture trustee of the applicable TFC Indenture and of the requisite holders of TFC Notes with respect to amending such indenture.

LEGAL MATTERS

Certain matters of United States law relating to the guarantees offered through this prospectus supplement and consent solicitation statement will be passed upon for AEGON by Allen & Overy, New York, New York. Certain matters of United States law will be passed upon for Transamerica Finance by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations. Certain Dutch legal matters relating to the securities will be passed upon for AEGON by Erik Lagendijk, general counsel of AEGON, and Allen & Overy, Amsterdam, the Netherlands.

Annex A

Proposed Amendments and Waivers to the 1981 U.S. Bank Indenture

Proposed Amendments

Upon receipt of the requisite consents, we are proposing to amend the provisions of the 1981 U.S. Bank Indenture as indicated below. The following text in italics will be deleted from the indenture and replaced with the text in boldface.

Text of indenture to be amended:

§ 8-1. Company May Consolidate, etc., Only on Certain Terms.

The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Debentures and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

After the proposed amendments take effect, Section 8-1 will read as follows:

§ 8-1. Limitation on Consolidation, etc. by the Company.

The Company shall not consolidate with or merge into any other corporation that is not organized and existing under the laws of the United States of America or any State or the District of Columbia and shall not convey or transfer its properties and assets substantially as an entirety to any Person that is not organized and existing under the laws of the United States of America or any State or the District of Columbia if such Person would assume the Company’s obligations under this Indenture in connection therewith.

Text of indenture to be amended:

§ 8-2. Successor Corporation Substituted.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 8.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein; provided, however, that such conveyance or transfer shall have the effect of releasing the Original Company or any Successor Corporation from its liability as obligor and maker on any of the Debentures.

After the proposed amendments take effect, Section 8-2 will read as follows:

§ 8-2. [Intentionally omitted.]

Text of indenture to be amended:

§ 8-3. Debentures to be Secured in Certain Events.

If any merger or consolidation of the Company with or into any corporation or any conveyance or transfer to any Person by the Company of its properties and assets substantially as an entirety in accordance with

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§ 8-1 hereof would subject any of the property or assets of the Company owned immediately prior thereto to any Security Interest, the Company, by indenture supplemental hereto, will, prior to such consolidation, merger, conveyance or transfer, secure the due and punctual payment of the principal of and interest on the Debentures (equally and ratably with any other Debt of the Company than entitled to be so secured) by a direct lien on all such property or assets of the Company equal to and ratable with all liens other than any theretofore existing thereon.

After the proposed amendments take effect, Section 8-3 will read as follows:

§ 8-3. [Intentionally omitted.]

Text of indenture to be amended:

§ 8-4. Condition to Merger, Consolidation, etc.

Notwithstanding § 8-1 hereof, the Company shall not merge or consolidate with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless immediately after giving effect to such transaction, any successor corporation formed by such consolidation or into which the Company is merged or any Person to which such conveyance or transfer is made would be in compliance with the provisions of § 10-8 hereof as if such successor corporation or Person had been named as the Company therein.

After the proposed amendments take effect, Section 8-4 will read as follows:

§ 8-4. [Intentionally omitted.]

Text of indenture to be amended:

§ 10-6. Limitations on Dividends and Other Stock Payments.

The Company will not (a) declare or pay any dividend or make any distribution on any stock of the Company or to its stockholders (other than dividends or distributions payable in shares of stock of the Company), (b) purchase, redeem or otherwise acquire or retire for value any shares of its stock or (c) permit any Subsidiary to purchase, redeem or otherwise acquire for value any shares of stock of the Company, if, after giving effect thereto, the sum of such dividends (declared or paid), distributions, purchases, redemptions, acquisitions and retirements after December 31, 1980, exceeds the sum of (i) Net Income from December 31, 1980, to and including the calendar quarter next preceding the date thereof, (ii) $55,000,000, (iii) capital contributions to the Company after December 31, 1980, and the net proceeds (in cash or, if a consideration other than cash, the fair value thereof to be as determined by the Board of Directors) of the issue or sale after December 31, 1980 of stock of the Company and (iv) the net proceeds (in cash or, if a consideration other than cash, the fair value thereof to be as determined by the Board of Directors) of the issue or sale after December 31, 1980 of any Debt of the Company which has been converted into shares of stock of the Company after such date; provided that the provisions of this § 10-6 shall not prevent the payment of any dividend payable within sixty days after the date of declaration thereof, if at said date such declaration complied with the provisions of this § 10-6; and provided, further, that the Company may retire any shares of its stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its stock, and neither any such retirement nor any such proceeds so used shall be included in any computation under this § 10-6.

Notwithstanding the foregoing, the Company may make regular dividend payments on, and mandatory sinking fund redemptions of, all shares of any class of its preferred stock which may hereafter be issued to Persons other than Affiliates, provided, that such payments and redemptions made after December 31, 1980 shall be included in any computation under this § 10-6.

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After the proposed amendments take effect, Section 10-6 will read as follows:

§ 10-6. [Intentionally omitted.]

Text of indenture to be amended:

§ 10-7. Limitations on Liens.

The Company covenants and agrees that neither it nor any Subsidiary will directly or indirectly create, incur, suffer to be created or assume any mortgage, pledge, lien, charge or other security interest, including the charge upon property in respect of conditional sales or other title retention agreements (all the foregoing being sometimes called in this Article X a “Security Interest”), in or upon any of its property or assets, real or personal, now owned or hereafter acquired, except to secure Debt to the Company or a Subsidiary, unless effective provision has been made for securing payment of the principal of and interest on the Debentures equally and ratably with any and all other indebtedness or other obligation which is or in any event may be secured by such Security Interest, so long as any such other indebtedness or other obligation shall be so secured, and the Company covenants that in any such case it will so secure the Debentures; provided, however, that this § 10-7 shall not apply to any of the following:

(a) any Security Interest in or upon any property or assets owned by the Company or any Subsidiary which Security Interest is existing at the date of this Indenture;

(b) the acquisition hereafter by the Company or any Subsidiary of any property or assets, not theretofore owned by the Company or such Subsidiary, which are subject to any Security Interest, whether or not assumed by the Company or such Subsidiary, and the creation, contemporaneously with, or within 60 days after, the acquisition hereafter by the Company or any Subsidiary of any property or assets not owned prior to such acquisition by the Company or such Subsidiary of any Security Interest in or upon such property or assets to secure or provide for the payment of any part of the purchase price thereof, provided that in each such case (i) such Security Interest shall not extend to or cover any property of the Company or any Subsidiary other than substantially the same property as that subject to such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) shall not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time of its acquisition or within 60 days thereafter as permitted by this clause (b); and provided, further, that the aggregate amount secured by the Security Interest created under this clause (b) and clause (c) of this § 10-7 shall not exceed $50,000,000 at any one time outstanding;

(c) the creation of any Security Interest in or upon any real property and any improvement thereon constructed, in whole or in part, by or for the Company or any Subsidiary after the date of this Indenture or the commencement of the construction of which occurred within one year prior to November 1, 1971 to secure or provide for the payment of any part of the cost of such construction, provided that in each such case (i) such Security Interest shall not extend to or cover any property theretofore owned by the Company or any Subsidiary, in whole or in part, other than such improvement and any real property on which such improvement is located and which was substantially unimproved at the date of commencement of construction of such improvement, (ii) the principal amount secured by such Security Interest shall not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property and improvement subject to such Security Interest at the time construction of such improvement is completed and (iii) such Security Interest is created in connection with a construction loan to finance construction of such improvement, in whole or in part, or in connection with the permanent financing of such improvement, in whole or in part, after construction is completed; and provided, further, that the aggregate amount secured by the Security Interests created under this clause (c) and clause (b) of this § 10-7 shall not exceed $50,000,000 at any one time outstanding;

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(d) any Security Interest affecting property of a corporation, which Security Interest is existing at the time such corporation first becomes a Subsidiary, provided that in each case (i) such Security Interest shall not extend to or cover any property other than substantially the same property as that subject to such Security Interest immediately prior to the time such corporation first becomes a Subsidiary (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time such corporation first becomes a Subsidiary shall not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time such corporation first becomes a Subsidiary;

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in one or more of the foregoing clauses (a), (b), (c) and (d) or of any amount secured thereby, provided that the principal amount secured thereby shall not exceed the principal amount so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Security Interest shall be limited to all or part of substantially the same property which secured the Security Interest extended, renewed or replaced (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property);

(f) any pledge or deposit to secure payment of workmen’s compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases to which the Company or any Subsidiary is a party; any deposit to secure public or statutory obligations of the Company or any Subsidiary or surety or appeal bonds to which the Company or any Subsidiary is a party;

(g) any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(h) any pledge or lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or any Subsidiary or required in connection with the institution by the Company or any Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or any Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; and the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or any Subsidiary to maintain self-insurance or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

(i) any mechanics’, carriers’, workmen’s, repairmen’s or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings, or deposits to obtain the release of such liens;

(j) any pledge or assignment as collateral security of moneys or claims to moneys due or to become due under contracts with or originating from the government of the United States of America or any State thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof; and

(k) any lien or encumbrance on property in favor of the United States of America or any State thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract.

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The Company covenants and agrees that it will not, and will not permit any Subsidiary to, sign or file in any State or other jurisdiction a financing statement under the Uniform Commercial Code as in effect in any State or other jurisdiction which names the Company or any Subsidiary as debtor or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect, or continue as perfected, a Security Interest which the Company or any Subsidiary is under the foregoing provisions of this § 10-7 entitled, without equally and ratably securing the Debentures, to create, incur, suffer to be created or assume.

After the proposed amendments take effect, Section 10-7 will read as follows:

§ 10-7. [Intentionally omitted.]

Proposed Waivers

The proposed waivers include: (i) a waiver of future compliance with § 10-7 (Limitations on Liens) quoted above and (ii) a waiver of future compliance with § 10-6 (Limitations on Dividends and Other Stock Payments), also quoted above.

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Annex B

Proposed Amendments and Waiver to the 1982 BNY Midwest Trust Company Indenture

Proposed Amendments

Upon receipt of the requisite consents, we are proposing to amend the provisions of the 1982 BNY Midwest Trust Company Indenture as indicated below. The following text in italics will be deleted from the indenture and replaced with the text in boldface.

Text of indenture to be amended:

SECTION 8.01. Company May Consolidate, etc., Only on Certain Terms.

The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been met.

After the proposed amendment take effect, Section 8.01 will read as follows:

SECTION 8.01. Limitation on Consolidation, etc. by the Company.

The Company shall not consolidate with or merge into any other corporation that is not organized and existing under the laws of the United States of America or any State or the District of Columbia and shall not convey or transfer its properties and assets substantially as an entirety to any Person that is not organized and existing under the laws of the United States of America or any State or the District of Columbia if such Person would assume the Company’s obligations under this Indenture in connection therewith.

Text of indenture to be amended:

SECTION 8.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 8.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein; provided, however, that such conveyance or transfer shall have the effect of releasing the Original Company or any Successor Corporation from its liability as obligor and maker on any of the Securities.

After the proposed amendment take effect, Section 8.02 will read as follows:

SECTION 8.02. [Intentionally omitted.]

Text of indenture to be amended:

SECTION 8.03. Securities to be Secured in Certain Events.

If any merger or consolidation of the Company with or into any corporation or any conveyance or transfer to any Person by the Company of its properties and assets substantially as an entirety in accordance with

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Section 8.01 hereof would subject any of the property or assets of the Company owned immediately prior thereto to any Security Interest (as defined in Section 10.06), the Company, by indenture supplemental hereto, will, prior to such consolidation, merger, conveyance or transfer, secure the due and punctual payment of the principal of and interest, if any, on the Securities (equally and ratably with any other Debt of the Company then entitled to be so secured) by a direct lien on all such property or assets of the Company equal to and ratable with all liens other than any theretofore existing thereon.

After the proposed amendment take effect, Section 8.03 will read as follows:

SECTION 8.03. [Intentionally omitted.]

Text of indenture to be amended:

SECTION 10.06. Limitation on Liens.

The Company covenants and agrees that neither it nor any Subsidiary will directly or indirectly create, incur, suffer to be created or assume any mortgage, pledge, lien, charge or other security interest, including the charge upon property in respect of conditional sales or other title retention agreements (all the foregoing being sometimes called in this Article a “Security Interest”), in or upon any of its property or assets, real or personal, now owned or hereafter acquired, except to secure Debt to the Company or a Subsidiary, unless effective provision has been made for securing payment of the principal of and interest, if any, on the Securities equally and ratably with any and all other indebtedness or other obligation which is or in any event may be secured by such Security Interest, so long as any such other indebtedness or other obligation shall be so secured, and the Company covenants that in any such case it will so secure the Securities; provided, however, that this Section shall not apply to any of the following:

(a) any Security Interest in or upon any property or assets owned by the Company or any Subsidiary which Security Interest is existing at the date of this Indenture;

(b) the acquisition hereafter by the Company or any Subsidiary of any property or assets, not theretofore owned by the Company or such Subsidiary, which are subject to any Security Interest, whether or not assumed by the Company or such Subsidiary, and the creation, contemporaneously with, or within 60 days after, the acquisition hereafter by the Company or any Subsidiary of any property or assets not owned prior to such acquisition by the Company or such Subsidiary of any Security Interest in or upon such property or assets to secure or provide for the payment of any part of the purchase price thereof, provided that in each such case (i) such Security Interest shall not extend to or cover any property of the Company or any Subsidiary other than substantially the same property as that subject to such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) shall not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time of its acquisition or within 60 days thereafter as permitted by this clause (b); and provided, further, that the aggregate amount secured by the Security Interest created under this clause (b) and clause (c) of this Section shall not exceed $50,000,000 at any one time outstanding;

(c) the creation of any Security Interest in or upon any real property and any improvement thereon constructed, in whole or in part, by or for the Company or any Subsidiary after the date of this Indenture or the commencement of the construction of which occurred within one year prior to November 1, 1971 to secure or provide for the payment of any part of the cost of such construction, provided that in each such case (i) such Security Interest shall not extend to or cover any property theretofore owned by the Company or any Subsidiary, in whole or in part, other than such improvement and any real property on which such improvement is located and which was substantially unimproved at the date of commencement of construction of such improvement, (ii) the principal amount secured by such Security Interest shall not

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exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property and improvement subject to such Security Interest at the time construction of such improvement is completed and (iii) such Security Interest is created in connection with a construction loan to finance construction of such improvement, in whole or in part, or in connection with the permanent financing of such improvement, in whole or in part, after construction is completed; and provided, further, that the aggregate amount secured by the Security Interests created under this clause (c) and clause (b) of this Section shall not exceed $50,000,000 at any one time outstanding;

(d) any Security Interest affecting property of a corporation, which Security Interest is existing at the time such corporation first becomes a Subsidiary, provided that in each case (i) such Security Interest shall not extend to or cover any property other than substantially the same property as that subject to such Security Interest immediately prior to the time such corporation first becomes a Subsidiary (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time such corporation first becomes a Subsidiary shall not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time such corporation first becomes a Subsidiary;

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in one or more of the foregoing clauses (a), (b), (c) and (d) or of any amount secured thereby, provided that the principal amount secured thereby shall not exceed the principal amount so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Security Interest shall be limited to all or part of substantially the same property which secured the Security Interest extended, renewed or replaced (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property);

(f) any pledge or deposit to secure payment of workmen’s compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases to which the Company or any Subsidiary is a party; any deposit to secure public or statutory obligations of the Company or any Subsidiary or surety or appeal bonds to which the Company or any Subsidiary is a party;

(g) any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(h) any pledge or lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or any Subsidiary or required in connection with the institution by the Company or any Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or any Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; and the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or any Subsidiary to maintain self-insurance or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

(i) any mechanics’, carriers’, workmen’s, repairmen’s or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings, or deposits to obtain the release of such liens;

(j) any pledge or assignment as collateral security of moneys or claims to moneys due or to become due under contracts with or originating from the government of the United States of America or any State

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thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof; and

(k) any lien or encumbrance on property in favor of the United States of America or any State thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract.

The Company covenants and agrees that it will not, and will not permit any Subsidiary to, sign or file in any State or other jurisdiction a financing statement under the Uniform Commercial Code as in effect in any State or other jurisdiction which names the Company or any Subsidiary as debtor or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect, or continue as perfected, a Security Interest which the Company or any Subsidiary is under the foregoing provisions of this Section entitled to create, incur, suffer to be created or assume without equally and ratably securing the Securities.

After the proposed amendment take effect, Section 10.06 will read as follows:

SECTION 10.06. [Intentionally omitted.]

Proposed Waiver

The proposed waiver is a waiver of future compliance with Section 10.06 (Limitations on Liens) quoted above.

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Annex C

Proposed Amendments and Waiver to the 1991 BNY Midwest Trust Company Indenture

Proposed Amendments

Upon receipt of the requisite consents, we are proposing to amend the provisions of the 1991 BNY Midwest Trust Company Indenture as indicated below. The following text in italics will be deleted from the indenture and replaced with the text in boldface.

Text of indenture to be amended:

SECTION 801. Company May Consolidate, etc., Only on Certain Terms.

The Company shall not consolidate with or merge into any Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(1) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 1004) on all the Securities and the performance and observance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall waive any right to redeem the Securities under circumstances which such Person would be entitled to redeem but the Company would not have been so entitled to redeem if such consolidation, merger, conveyance or transfer had not occurred; and

(4) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transactions have been complied with.

After the proposed amendments take effect, Section 801 will read as follows:

SECTION 801. Limitation on Consolidation, etc. by the Company.

The Company shall not consolidate with or merge into any Person that is not organized and existing under the laws of the United States of America or any State or the District of Columbia and shall not convey or transfer its properties and assets substantially as an entirety to any Person that is not organized and existing under the laws of the United States of America or any State thereof or the District of Columbia if such Person would assume the Company’s obligations under this Indenture in connection therewith.

Text of indenture to be amended:

SECTION 802. Successor Substituted.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 801, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities and coupons.

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After the proposed amendments take effect, Section 802 will read as follows:

SECTION 802. [Intentionally omitted.]

Text of indenture to be amended:

SECTION 803. Securities to be Secured in Certain Events.

If any merger or consolidation of the Company with or into any corporation or any conveyance or transfer to any Person by the Company of its properties and assets substantially as an entirety in accordance with Section 8.01 hereof would subject any of the property or assets of the Company owned immediately prior thereto to any Security Interest (as defined in Section 1007), the Company, by indenture supplemental hereto, will, prior to such consolidation, merger, conveyance or transfer, secure the due and punctual payment of the principal of and interest, if any, on the Securities (equally and ratably with any other Debt of the Company then entitled to be so secured) by a direct lien on all such property or assets of the Company equal to and ratable with all liens other than any theretofore existing thereon.

After the proposed amendments take effect, Section 803 will read as follows:

SECTION 803. [Intentionally omitted.]

Text of indenture to be amended:

SECTION 1007. Limitation on Liens.

The Company covenants and agrees that neither it nor any Subsidiary will directly or indirectly create, incur, suffer to be created or assume any mortgage, pledge, lien, charge or other security interest, including the charge upon property in respect of conditional sales or other title retention agreements (all the foregoing being sometimes called in this Article a “Security Interest”), in or upon any of its property or assets, real or personal, now owned or hereafter acquired, except to secure Debt to the Company or a Subsidiary, unless effective provision has been made for securing payment of the principal of and interest, if any, on the Securities equally and ratably with any and all other indebtedness or other obligation which is or in any event may be secured by such Security Interest, so long as any such other indebtedness or other obligation shall be so secured, and the Company covenants that in any such case it will so secure the Securities; provided, however, that this Section shall not apply to any of the following:

(a) any Security Interest in or upon any property or assets owned by the Company or any Subsidiary which Security Interest is existing at the date of this Indenture;

(b) the acquisition hereafter by the Company or any Subsidiary of any property or assets, not theretofore owned by the Company or such Subsidiary, which are subject to any Security Interest, whether or not assumed by the Company or such Subsidiary, and the creation, contemporaneously with, or within 60 days after, the acquisition hereafter by the Company or any Subsidiary of any property or assets not owned prior to such acquisition by the Company or such Subsidiary of any Security Interest in or upon such property or assets to secure or provide for the payment of any part of the purchase price thereof, provided that in each such case (i) such Security Interest shall not extend to or cover any property of the Company or any Subsidiary other than substantially the same property as that subject to such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time of the acquisition of such property or within 60 days thereafter as permitted by this clause (b) shall not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time of its acquisition or within 60 days thereafter as permitted by this clause (b);

(c) the creation of any Security Interest in or upon any real property and any improvement thereon constructed, in whole or in part, by or for the Company or any Subsidiary after the date of this Indenture,

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provided that in each such case (i) such Security Interest shall not extend to or cover any property theretofore owned by the Company or any Subsidiary, in whole or in part, other than such improvement and any real property on which such improvement is located and which was substantially unimproved at the date of commencement of construction of such improvement, (ii) the principal amount secured by such Security Interest shall not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property and improvement subject to such Security Interest at the time construction of such improvement is completed and (iii) such Security Interest is created in connection with a construction loan to finance construction of such improvement, in whole or in part, or in connection with the permanent financing of such improvement, in whole or in part, after construction is completed;

(d) any Security Interest affecting property of a corporation, which Security Interest is existing at the time such corporation first becomes a Subsidiary, provided that in each ease (i) such Security Interest shall not extend to or cover any property other than substantially the same property as that subject to such Security Interest immediately prior to the time such corporation first becomes a Subsidiary (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property), and (ii) the principal amount secured by such Security Interest at the time such corporation first becomes a Subsidiary shall not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such Security Interest at the time such corporation first becomes a Subsidiary;

(e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in one or more of the foregoing clauses (a), (b), (c) and (d) or of any amount secured thereby, provided that the principal amount secured thereby shall not exceed the principal amount so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Security Interest shall be limited to all or part of substantially the same property which secured the Security Interest extended, renewed or replaced (plus fixtures and building improvements, in the case of real property, and improvements and accessions, in the case of personal property);

(f) any pledge or deposit to secure payment of workmen’s compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases to which the Company or any Subsidiary is a party; any deposit to secure public or statutory obligations of the Company or any Subsidiary or surety or appeal bonds to which the Company or any Subsidiary is a party;

(g) any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(h) any pledge or lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or any Subsidiary or required in connection with the institution by the Company or any Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or any Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; and the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or any Subsidiary to maintain self-insurance or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

(i) any mechanics’, carriers’, workmen’s, repairmen’s or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings, or deposits to obtain the release of such liens;

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(j) any pledge or assignment as collateral security of moneys or claims to moneys due or to become due under contracts with or originating from the government of the United States of America or any State thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof;

(k) any lien or encumbrance on property in favor of the United States of America or any State thereof, or of any foreign country, or of any agency, department, municipality, political subdivision, governmental authority or other instrumentality of any thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract; and

(l) any Security Interest on property or assets in connection with an arrangement involving the transfer of such property or assets where the transfer is accounted for as a sale in accordance with generally accepted accounting principles.

The Company covenants and agrees that it will not, and will not permit any Subsidiary to, sign or file in any State or other jurisdiction a financing statement under the Uniform Commercial Code as in effect in any State or other jurisdiction which names the Company or any Subsidiary as debtor or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect, or continue as perfected, a Security Interest which the Company or any Subsidiary is under the foregoing provisions of this Section entitled to create, incur, suffer to be created or assume without equally and ratably securing the Securities.

After the proposed amendments take effect, Section 1007 will read as follows:

SECTION 1007. [Intentionally omitted.]

Proposed Waiver

The proposed waiver is a waiver of future compliance with Section 1007 (Limitations on Liens) quoted above.

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Requests for assistance in filling out and delivering consents or for additional copies of this consent solicitation statement or the consent letter should be directed to the Information Agent at one of its telephone numbers set forth below. Questions concerning the terms of the consent solicitation should be directed to the Information Agent or the Solicitation Agent at one of their telephone numbers set forth below. Deliveries of consents should be made to the Tabulation Agent at its address or facsimile number set forth below (facsimiles should be confirmed by physical delivery).

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement

and

Consent Solicitation Statement

Relating to the Notes of

TRANSAMERICA

FINANCE CORPORATION

AEGON N.V.

(a Netherlands public company

with limited liability)

GUARANTEES

The Information Agent is:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll Free: (866) 295-8149

The Tabulation Agent is:

Alpine Fiduciary Services, Inc.

By Hand:

Alpine Fiduciary Services, Inc.

c/o Securities Transfer and Reporting  Services, Inc. (STARS)

100 William Street, Lower Galleria

New York, NY 10038

By Registered or Certified Mail:

Alpine Fiduciary Services, Inc.

P.O. Box 2065

South Hackensack, NJ 07606-9974

Attn: Corporate Actions Dept.

By Overnight Courier:

Alpine Fiduciary Services, Inc.

c/o Georgeson Shareholder Communications, Inc. 219 Murray Hill Parkway

East Rutherford, NJ 07073

By Facsimile:

(201) 528-0204

The Solicitation Agent is:

UBS Investment Bank

677 Washington Blvd.

Stamford, CT 06901

Call Collect: +1 (203) 719-4210

U.S. Toll Free: (888) 722-9555 x4210